AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 1997
                                                    REGISTRATION NO. 333-17991
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON D.C. 20549
-----------------------------------------------------------------------------
                               AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
-----------------------------------------------------------------------------
                          KOS PHARMACEUTICALS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
-----------------------------------------------------------------------------


              FLORIDA                        2834                            65-0670898
    (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                                                                 DANIEL M. BELL
       1001 BRICKELL BAY DRIVE, SUITE 2502,           1001 BRICKELL BAY DRIVE, SUITE 2502,
                 MIAMI, FL 33131                                MIAMI, FL 33131
                   305-577-3464                                   305-577-3464
          (ADDRESS, INCLUDING ZIP CODE,                  (ADDRESS, INCLUDING ZIP CODE,
   AND TELEPHONE NUMBER, INCLUDING AREA CODE,           AND TELEPHONE NUMBER, INCLUDING
  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)          AREA CODE, OF AGENT FOR SERVICE)

-----------------------------------------------------------------------------
                                  COPIES TO:
        STEVEN SONBERG, ESQ.                                     BRUCE K. DALLAS, ESQ.
          HOLLAND & KNIGHT                                       DAVIS POLK & WARDWELL
 ONE EAST BROWARD BOULEVARD, SUITE 1300                           450 LEXINGTON AVENUE
     FORT LAUDERDALE, FL 33301                                     NEW YORK NY 10017
            954-525-1000                                              212-450-4000
    TELECOPIER NO. 954-463-2030                               TELECOPIER NO. 212-450-4800

-----------------------------------------------------------------------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after the Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     CALCULATION OF THE REGISTRATION FEE


                                                                                            PROPOSED
                                                                       PROPOSED             MAXIMUM
TITLE OF EACH CLASS OF                         AMOUNT TO BE         MAXIMUM OFFERING        AGGREGATE                AMOUNT OF
SECURITIES TO BE REGISTERED                    REGISTERED(1)         PRICE PER SHARE(2)   OFFERING PRICE(2)     REGISTRATION FEE(3)
Common Stock, par value $.01 per share            4,025,000         $15.00                  $60,375,000              $18,296


(1) Includes 525,000 shares that the underwriters have an option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(3) Of which $12,122 was paid with the initial filing of this registration statement.
    -------------------------------------------------------------------------


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


PROSPECTUS (Subject to Completion)
Dated February 10, 1997

                               3,500,000 Shares


                          KOS PHARMACEUTICALS, INC.

                                 Common Stock
-----------------------------------------------------------------------------


   All of the shares of Common Stock, par value $.01 per share (the "Common Stock"), offered are being sold by Kos Pharmaceuticals, Inc. ("Kos" or the "Company").

   Prior to this offering, there has been no public market for the Common Stock of the Company. It is estimated that the initial public offering price will be between $13.00 and $15.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "KOSP", subject to notice of issuance.
-----------------------------------------------------------------------------


          THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF
       RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.
-----------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                          CRIMINAL OFFENSE.

                                      Underwriting
                     Price to         Discounts and      Proceeds to
                     Public           Commissions(1)     Company(2)
-----------------------------------------------------------------------------
Per Share            $                  $                   $
Total(3)           $                  $                  $


(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be $600,000.

(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase an aggregate of up to 525,000 additional shares at the Price to Public, less Underwriting Discounts and Commissions to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discounts
    and Commissions, and Proceeds to Company will be $         , $       ,
    and $         , respectively. See "Underwriting."
    -------------------------------------------------------------------------


   The Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, and subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates for the shares will be made at the
offices of Cowen & Company, New York, New York on or about         , 1997.
-----------------------------------------------------------------------------

COWEN & COMPANY
                           DILLON, READ & CO. INC.
                                                          SALOMON BROTHERS INC

       , 1997

                            AVAILABLE INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission located at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission with a Web site address of http://www.sec.gov.

   The Company intends to furnish its shareholders with annual reports containing financial statements audited by the Company's independent accountants and to make available to its shareholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.
-----------------------------------------------------------------------------

   NIASPAN/registered trademark/ is a registered trademark of the Company.
-----------------------------------------------------------------------------

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              PROSPECTUS SUMMARY

   THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING "RISK FACTORS" HEREIN. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                                 THE COMPANY

   Kos Pharmaceuticals, Inc. ("Kos", pronounced Kos, or the "Company") is engaged primarily in the development of proprietary prescription pharmaceutical products for the treatment of certain chronic cardiovascular and respiratory diseases. The Company intends to manufacture its products and to market such products directly through its own specialty sales force. The Company's cardiovascular products under development consist of controlled-release, once-a-day, oral dosage formulations. The Company's respiratory products under development consist of aerosolized inhalation formulations to be used primarily with the Company's proprietary inhalation devices.


   The Company was founded in 1988 by the former Chief Executive Officer, Chief Operating Officer, and Director of Product Development of Key Pharmaceuticals, Inc., which was acquired by Schering-Plough Corporation in June 1986. The Company believes that substantial market opportunities exist for developing drugs that are reformulations of existing approved prescription pharmaceutical products but which offer certain safety advantages, such as reduced harmful side effects, or patient compliance advantages, such as once-a-day rather than multiple daily dosing regimens, over such currently existing products. Kos believes that developing proprietary products based on currently approved drugs, rather than new chemical entities, may reduce regulatory and development risks and, in addition, facilitate the marketing of such products because physicians are generally familiar with the safety and efficacy of such products. Seven of the Company's nine products under development require new drug application ("NDA") filings with the United States Food and Drug Administration ("FDA"). Although more expensive and time consuming, developing products that require NDA approval offers several advantages compared with generic products, including potential for higher gross margins, limited competition resulting from significant clinical and formulation development challenges, and a three-year statutory barrier to generic competition.


   The Company's objective is to become a fully-integrated specialty pharmaceutical company that develops, manufactures, and markets its proprietary products. The Company's management has significant experience in implementing the principal elements of the Company's business strategy. These elements consist of the following: (i) select products with unrealized commercial potential where safety or patient compliance may be improved; (ii) focus initially on the large, rapidly growing cardiovascular and respiratory markets, which include many chronic diseases requiring long-term therapy;
(iii) develop proprietary formulations of currently approved pharmaceutical compounds, which can reduce regulatory and development risks typically associated with the development of new chemical entities; (iv) manage internally the clinical development of its products; (v) manufacture its products internally; (vi) market its products directly through the Company's specialty sales force; and (vii) leverage its core competencies through additional corporate and academic alliances.


   On May 6, 1996, Kos submitted a NDA to the FDA for NIASPAN, its lead product under development. NIASPAN is a once-a-day, oral, controlled-release formulation of niacin for the treatment of multiple lipid disorders, which are primary risk factors for coronary heart disease. Niacin is a water soluble vitamin long recognized by the National Institutes of Health and the American Heart Association as an effective pharmacological agent for the treatment of multiple lipid disorders, including elevated low-density lipoprotein ("LDL") cholesterol, total cholesterol, and triglycerides and low high-density lipoprotein ("HDL") cholesterol. The Company submitted its NDA based on six clinical trials, including three double-blinded, placebo-controlled pivotal clinical trials, involving an aggregate of 633 NIASPAN-treated subjects at 17 sites throughout the United States. The results of these trials produced statistically significant changes in all major lipid components without serious treatment-related adverse events. Treatment with NIASPAN demonstrated a 14% to 19% reduction in LDL cholesterol, a 25% to 35% reduction in triglycerides, an increase of 22% to 29% in HDL cholesterol, and a reduction of 24% to 29% in Lp(a). Moreover, NIASPAN'S controlled-release formulation and dosing regimen reduced the liver toxicity and intolerable side effects generally associated with currently available formulations of niacin. There can be no assurance that the FDA will approve the Company's NDA for NIASPAN on a timely basis, or at all.

   The Company expects to launch NIASPAN in 1997, and Kos is establishing a specialty sales force to market NIASPAN to the approximately 16,000 physicians who account for approximately 40% of the total prescriptions for lipid-altering medications in the United States. The Company's marketing of NIASPAN will focus on niacin's long-recognized position as first-line drug therapy for the treatment of hyperlipidemia and on informing specialist physicians as to the manner in which NIASPAN achieves its safety and efficacy profile. In 1995, the market for cholesterol reducing drugs exceeded $2.0 billion in the United States and was one of the fastest growing sectors of the cardiovascular market.


   In addition to NIASPAN, Kos has three other once-a-day, controlled-release cardiovascular products under development: (i) a combination of two currently approved drugs for the treatment of multiple lipid disorders; (ii) a formulation of captopril, an angiotensin converting enzyme ("ACE") inhibitor for hypertension; and (iii) a branded generic form of isosorbide-5-mononitrate, a nitrate for angina. In 1995, the disease segments of the cardiovascular market for which the Company is developing its products achieved aggregate sales in the United States of approximately $10.2 billion.

   Kos is also developing five aerosolized inhalation pharmaceutical products, dispensed in metered-dose inhalation ("MDI") devices for the treatment of asthma. The Company is developing a generic version of albuterol, a beta-agonist for asthma, dispensed in a generic MDI with a chloroflourocarbon ("CFC") propellant. Kos anticipates that it will submit an abbreviated new drug application ("ANDA") for its CFC albuterol in 1997. Kos is also developing three non-CFC formulations using its proprietary breath coordinated inhaler: two different inhaled steroids for asthma, triamcinolone and flunisolide, and albuterol. In addition, the Company is developing a proprietary breath actuated inhaler for pediatric and geriatric use with one of its non-CFC formulations. The market for asthma products in 1995 was $2.4 billion in the United States.


   In 1996, the Company entered into certain agreements with Fuisz Technologies, Ltd., for the development of up to six products using Fuisz' proprietary microsphere formulation technology. Fuisz has commenced the development of three of these products, including the Company's combination product for treatment of multiple lipid disorders, captopril and isosorbide-5-mononitrate; up to three other products will commence development during 1997. The Company is also presently sponsoring basic research at Tufts University and Boston University and intends to enter into corporate alliances to develop products identified through these research programs.


   Since its inception, the Company's operations have been funded entirely by Michael Jaharis, one of the Company's founders and its Chairman who was previously the Chief Executive Officer of Key Pharmaceuticals, Inc. The Company employs approximately 105 people, of whom 68 are in product development and 19 in manufacturing.


   The Company was incorporated in Florida on June 25, 1996, as the successor to Kos Holdings, Inc. (formerly named Kos Pharmaceuticals, Inc.), which was incorporated in Florida on July 1, 1988. References in this Prospectus to the Company include the operations of its predecessor until June 30, 1996 and its wholly-owned subsidiary, Aeropharm Technology, Inc.

                                 THE OFFERING

 Common Stock offered hereby  .......... 3,500,000 shares

Common Stock to be outstanding
  after this offering .................. 13,500,000 shares(1)
Use of proceeds ........................ For research and development, recruitment of a sales force for the anticipated
                                         commercial launch of NIASPAN, repayment
                                         of all or a portion of a loan from Kos
                                         Investments, Inc., working capital, and
                                         other general corporate purposes.
Proposed Nasdaq National Market symbol ..KOSP

                     SUMMARY CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                                          SIX MONTHS ENDED
                                                                       YEAR ENDED JUNE 30,                  DECEMBER 31,
                                                           -------------------------------------------   ---------------------
                                                                1994           1995           1996        1995        1996
                                                           ------------- -------------  -------------    ---------------------
                                                                                                            (UNAUDITED)
STATEMENT OF OPERATIONS:
REVENUES ................................................  $         22  $        14   $       --       $       --  $       --
OPERATING EXPENSES:
 RESEARCH AND DEVELOPMENT ...............................         6,663        8,387       13,816            6,426       6,057
 GENERAL AND ADMINISTRATIVE .............................         1,619        1,614        1,772              789       1,936
 COMPENSATION RECOGNIZED ON MODIFICATION OF STOCK
  OPTION GRANTS(2).......................................            --           --        5,436               --          --
                                                           ------------- -----------   ----------       ----------  ----------
TOTAL OPERATING EXPENSES ................................         8,282       10,001       21,024            7,215       7,993
OTHER INCOME ............................................            (2)          --           - -              --          --
INTEREST (INCOME) EXPENSE, NET ..........................         1,108        1,052          (14)              (8)        131
MINORITY INTEREST (3) ...................................          (164)           1           16                1          --
                                                           ------------- ------------  ----------       ----------  ----------
NET LOSS ................................................   $    (9,530) $   (11,038)  $  (20,994)      $   (7,206) $   (8,124)
                                                           ============= ============= ==========       ==========  ==========
NET LOSS PER SHARE (4) ..................................   $     (0.84) $     (0.98)  $    (1.86)      $    (0.64) $    (0.72)
                                                           ============= ============  ==========       ==========  ==========
WEIGHTED AVERAGE COMMON SHARES IN COMPUTING NET LOSS
 PER SHARE(4) ...........................................    11,304,786   11,304,786   11,304,786       11,304,786  11,304,786

                                                             DECEMBER 31, 1996
                                                          ACTUAL     AS ADJUSTED(6)
                                                       ----------- ---------------
                                                                (UNAUDITED)
BALANCE SHEET(5):
Cash and cash equivalents ...........................    $    358       $ 36,973
Working capital (deficit) ...........................      (8,816)        36,154
Total assets ........................................       3,197         39,812
Total debt ..........................................       8,355             --
Deficit accumulated during the development stage(7)       (64,782)       (64,782)
Shareholders' equity (deficit) ......................      (6,210)        38,760

-----------------------------------------------------------------------------


(1) Excludes 3,675,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan and 325,000 shares of Common Stock reserved for issuance upon exercise of other outstanding options. Options to acquire an aggregate of 2,330,500 shares of Common Stock at a weighted average exercise price of $4.37 per share were issued and outstanding as of February 7, 1997. Excludes 811,071 shares of Common Stock (assuming an initial public offering price of $14.00 per share) issuable to Kos Investments, at February 7, 1997, upon the conversion, if any, of a note representing a loan made to the Company by Kos Investments (the "Convertible Note"). See "Management--Stock Option Plan" and "Certain Transactions."

(2) Reflects a non-cash charge associated with an extension of the exercise period for stock options granted during 1988 to 1990 to the Company's Chief Executive Officer and two independent consultants; no other material economic terms of these options were changed.


(3) Represents the minority shareholder's interest in Aeropharm Technology, Inc., the Company's aerosol subsidiary, which interest was acquired by the Company in June 1996.


(4) See Note 2 of Notes to Consolidated Financial Statements for information concerning the computation of net loss per share. Assuming the issuance only of sufficient shares to repay indebtedness outstanding as of December 31, 1996, supplementary pro forma net loss per share of common stock would be $(0.67) for the six month period ended December 31, 1996.

(5) The Company has funded its operations since July 1, 1996 using the proceeds of a loan from Kos Investments, Inc., a company that is wholly-owned by, and serves as an investment vehicle for Michael Jaharis, the Company's Chairman and one of its founders. As of February 7, 1997, the Company had outstanding borrowings of $11,355,000 under such loan. See "Use of Proceeds."

(6) Adjusted to reflect the sale of 3,500,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $14.00 per share) and receipt by the Company of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

(7) In connection with the transfer on June 30, 1996 of assets and liabilities from Kos Holdings, Inc. to the Company, net operating loss carry forwards amounting to approximately $51.0 million and related tax benefits, were not transferred to the Company. See "The Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 RISK FACTORS

   IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT THE STATEMENTS IN THIS PROSPECTUS THAT ARE NOT DESCRIPTIONS OF HISTORICAL FACTS MAY BE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED DUE TO A NUMBER OF FACTORS, INCLUDING THOSE IDENTIFIED UNDER "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

   The Company's success depends to a significant extent on whether its lead product, NIASPAN, is successfully commercialized. There can be no assurance as to the successful commercialization of NIASPAN. The successful commercialization of NIASPAN may be affected by various factors, certain of which are set forth below.


EARLY STAGE OF DEVELOPMENT; HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

   The Company is a development stage company. It has generated no revenues from product sales and it does not expect to generate significant revenue from product sales for at least the next nine months. As of December 31, 1996, the Company's accumulated deficit was $64.8 million. In connection with the transfer of operations from Kos Holdings, Inc. to the Company on June 30, 1996, net operating loss carry forwards amounting to approximately $51.0 million and related tax benefits remained with Kos Holdings, Inc. and were not transferred to the Company. Consequently, the Company had no tax assets or liabilities as of June 30, 1996. See "The Company." To date the Company has dedicated most of its financial resources to the development of NIASPAN, the development of other products and general and administrative expenses. The Company expects to incur significant operating losses for at least the next 12 months, primarily due to the expansion of its research and development programs and the establishment of a sales and marketing organization. The Company's ability to achieve profitability will depend, among other things, on its successfully completing development of its products, obtaining regulatory approvals, establishing manufacturing, sales and marketing capabilities, achieving market acceptance for its products and maintaining sufficient funds to finance its activities. There can be no assurance that the Company will be able to achieve profitability or that profitability, if achieved, can be sustained. See "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business."


UNCERTAINTIES RELATED TO FDA APPROVAL OF NIASPAN


   On May 6, 1996, the Company submitted a NDA to the FDA for NIASPAN. The NDA requests authorization for the Company to market NIASPAN for the treatment of multiple lipid disorders. The FDA generally requires that the safety and efficacy of a drug be supported by results from adequate and well-controlled clinical trials before approval for commercial sale. If the FDA believes that the results of the pivotal clinical trials for NIASPAN do not establish the safety and efficacy of NIASPAN in the treatment of any or all of the referenced indications, or if the FDA fails to accept that the long-term patient benefits from the treatment of such indications has been established, the Company will not receive the approvals necessary to market NIASPAN. Failure to obtain FDA approval to market NIASPAN would have a material adverse effect on the Company. Securing approval for less than all of the indications set forth in the NIASPAN NDA could have a material adverse effect on the Company. The Company may be required to conduct additional clinical trials in order to demonstrate the safety and efficacy of NIASPAN, which trials also may not be acceptable to the FDA. Even if acceptable to the FDA, such additional trials may delay the FDA approval process, which could have a material adverse effect on the Company. There can be no assurance that the results of any of the Company's pivotal clinical trials will be satisfactory or that NIASPAN will obtain regulatory approval for commercialization on a timely basis, or at all, with respect to all or any of the indications for which the Company intends to market NIASPAN.

UNCERTAINTIES RELATED TO PRODUCT DEVELOPMENT

   The Company has not yet completed the development of any products and, accordingly, has not begun to market or generate revenues from the commercialization of products. Although the Company recently submitted a NDA to the FDA for NIASPAN, each of its other products under development is at an earlier stage of development. There can be no assurance that the Company will be able to successfully formulate any of its products as planned, or that the Company will be successful in demonstrating the safety and efficacy of such products in human clinical trials. These trials may be costly and time-consuming. The administration of any product the Company develops may produce undesirable side effects that could result in the interruption, delay or suspension of clinical trials, or the failure to obtain FDA or other regulatory approval for any or all targeted indications. Even if regulatory approval is secured, the Company's products under development may later produce adverse effects that limit or prevent their widespread use or that necessitate their withdrawal from the market.

UNCERTAINTIES RELATED TO MARKET ACCEPTANCE

   If the Company receives the required regulatory approvals to market NIASPAN, the Company's ability to successfully commercialize NIASPAN will depend in part on the acceptance of NIASPAN by physicians and their patients. The Company believes that intolerable flushing is one of the principal reasons why physicians generally have been reluctant to prescribe or recommend currently available formulations of niacin. Flushing episodes are often characterized by facial redness, tingling or rash. Although most patients taking NIASPAN will sometimes flush, the formulation and dosing regimen for NIASPAN have been designed to maximize patient acceptance and minimize the occurrence of flushing. There can be no assurance, however, that patients using NIASPAN will not suffer episodes of flushing that they consider intolerable. The failure of physicians to prescribe NIASPAN or the failure of patients to continue taking NIASPAN due to intolerable flushing or other side effects would have a material adverse effect on the Company. The Company believes that physicians have also been reluctant to prescribe or recommend certain currently available formulations of niacin because of potential liver toxicity associated with these formulations. Although clinical trials conducted using NIASPAN demonstrated that fewer than 1% of patients experienced clinically significant elevations in liver enzyme levels, there can be no assurance that patients using NIASPAN will not experience any clinically significant elevations of liver enzymes or other side effects.

   Unanticipated side effects or unfavorable publicity concerning any of the Company's products under development or any other product incorporating technology similar to that used in the Company's products under development could have an adverse effect on the Company's ability to obtain regulatory approvals; to achieve acceptance by prescribing physicians, managed care providers or patients; and to commercialize its products, any of which could have a material adverse effect on the Company.


PATENTS AND TRADEMARKS; INTERFERENCE


   The Company's ability to commercialize any of its products under development will depend, in part, on its or its licensors' ability to obtain patents, enforce those patents, preserve trade secrets, and operate without infringing on the proprietary rights of third parties. In addition, the patents for which the Company has applied relating to NIASPAN and certain other of the Company's products under development are based on, among other things, the timed administration of NIASPAN. If the indications treated by NIASPAN and such other products under development could be treated using drugs without such timed administration, the Company's patents, if issued, would not prevent the use of such drugs for the treatment of such indications, which would have a material adverse effect on the Company. There can be no assurance that the patent applications licensed to or owned by the Company will result in issued patents, that patent protection will be secured for any particular technology, that any patents that have been or may be issued to the Company or its licensors will be valid or enforceable or that any patents will provide meaningful protection to the Company.

   In general, the U.S. patents and patent applications owned by or licensed to the Company are method-of-use patents that cover the timed use of certain compounds to treat specified conditions.

Composition-of-matter protection is not available for the active ingredient in NIASPAN. The active ingredient in NIASPAN, niacin, is currently sold in the United States and other markets for LDL cholesterol lowering and for other uses. Even in jurisdictions where the use of the active ingredient in NIASPAN for lowering LDL cholesterol and other indications may be covered by the claims of a use patent licensed to the Company, off-label sales might occur, especially if another company markets the active ingredient at a price that is less than the price of NIASPAN, thereby potentially reducing the sales of NIASPAN. See "Business--Competition" and "Business--Government Regulation."


   The Company has a patent application pending in the U.S. Patent and Trademark Office ("PTO") with claims covering NIASPAN's method of use consistent with its recommended once-a-day dosing regimen. Certain of these claims have recently been held allowable by the PTO, but have not yet been issued as a patent. The patent examiner has, however, suspended prosecution of the Kos application and referred such application to the PTO's Board of Appeals to determine whether an interference should be declared between such Kos application and a method-of-use patent issued to a generic manufacturer allegedly claiming the same dosing regimen invention. It may take up to a year or more for the PTO's Board of Appeals to determine whether to declare such an interference. On February 7, 1997, the Company and such generic manufacturer entered into a cross licensing agreement (the "License Agreement") pursuant to which the parties agreed to resolve, as between themselves, the effects of such potential interference by granting licenses under their respective patent application and patent.


   The patent positions of pharmaceutical and biotechnology companies are highly uncertain and involve complex legal and factual questions. There can be no assurance that the patents owned and licensed by the Company, or any future patents, will prevent other companies from developing similar or therapeutically equivalent products or that others will not be issued patents that may prevent the sale of Company products or require licensing and the payment of significant fees or royalties by the Company. Furthermore, there can be no assurance that any of the Company's future products or methods will be patentable, that such products or methods will not infringe upon the patents of third parties, or that the Company's patents or future patents will give the Company an exclusive position in the subject matter claimed by those patents. The Company may be unable to avoid infringement of third party patents and may have to obtain a license, defend an infringement action, or challenge the validity of the patents in court. There can be no assurance that a license will be available to the Company, if at all, on terms and conditions acceptable to the Company, or that the Company will prevail in any patent litigation. Patent litigation is costly and time consuming, and there can be no assurance that the Company will have or will devote sufficient resources to pursue such litigation. If the Company does not obtain a license under such patents, is found liable for infringement or is not able to have such patents declared invalid, the Company may be liable for significant money damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use, or sale of products or methods of treatment requiring such licenses.

   The Company also relies on trade secrets and other unpatented proprietary information in its product development activities. To the extent that the Company relies on trade secrets and unpatented know-how to maintain its competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. The Company seeks to protect trade secrets and proprietary knowledge in part through confidentiality agreements with its employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of the Company's confidential information and may not provide the Company with an adequate remedy in the event of unauthorized disclosure of such information. If the Company's employees, scientific consultants or collaborators develop inventions or processes independently that may be applicable to the Company's products under development, disputes may arise about ownership of proprietary rights to those inventions and processes. Such inventions and processes will not necessarily become the Company's property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of the Company's proprietary rights. Failure to obtain or maintain patent and trade secret protection, for any reason, would have a material adverse effect on the Company. See "Business--Patents and Proprietary Rights."

   The Company engages in collaborations, sponsored research agreements, and other arrangements with academic researchers and institutions that have received and may receive funding from U.S. government agencies. As a result of these arrangements, the U.S. government or certain third parties may have rights in certain inventions developed during the course of the performance of such collaborations and agreements as required by law or such agreements. Several legislative bills affecting patent rights have been introduced in the United States Congress. These bills address various aspects of patent law, including publication, patent term, re-examination subject matter and enforceability. It is not certain whether any of these bills will be enacted into law or what form such new laws may take. Accordingly, the effect of such potential legislative changes on the Company's intellectual property estate is uncertain.

LIMITED SALES AND MARKETING EXPERIENCE

   The Company has not yet established a sales and marketing organization nor has it yet marketed, distributed or sold any product. The Company intends to market NIASPAN and the majority of its other products under development through its own specialty sales force. Substantial resources will be required for the Company to establish its own sales force and promote the sale of NIASPAN and its other products under development. There can be no assurance that the Company will be able to establish a sales and marketing organization prior to the Company's planned launch of NIASPAN in 1997 or at all, or that the Company will devote resources to NIASPAN or its other products under development sufficient to achieve market acceptance. The Company's failure or delay in establishing a marketing and sales force prior to the planned launch of NIASPAN in 1997 or its failure to expend the resources to adequately promote NIASPAN would have a material adverse effect on the Company. The Company's failure to establish a marketing and sales force or its failure to expend the resources to adequately promote any of its other products under development could have a material adverse effect on the Company.

COMPETITION AND TECHNOLOGICAL CHANGE

   The active ingredient in NIASPAN, niacin, is available in several other formulations, most of which do not require a prescription. Although the Company believes that there are no currently available niacin formulations that have been approved by the FDA specifically for once-a-day dosing, there can be no assurance that physicians will not prescribe or recommend some of these unapproved niacin formulations, using the NIASPAN dosing regimen, to try to achieve the same results as NIASPAN. Substitution of other niacin formulations for NIASPAN could have a material adverse effect on the Company. Moreover, manufacturers of other niacin formulations could promote their products using the NIASPAN dosing regimen and could promote the sale of their products to treat the indications for which the Company has sought approval to market NIASPAN. Although such promotion would be a violation of FDA regulations, the occurrence of such practices would have a material adverse effect on the Company. See "Business--Government Regulation" and "Business--Competition." Moreover, many products are commercially available for the treatment of elevated LDL cholesterol, and the manufacturers of such products have significantly greater financial resources and sales and manufacturing capabilities than the Company. There can be no assurance that any products developed by the Company will be able to compete successfully with any of those products.

   Many established pharmaceutical and biotechnology companies, universities, and other research institutions with resources significantly greater than the Company's may develop products that directly compete with the Company's products. Even if the Company's products under development prove to be more effective than those developed by other entities, such other entities may be more successful in marketing their products than the Company because of greater financial resources, stronger sales and marketing efforts, and other factors. These entities may succeed in developing products that are safer, more effective or less costly than the products developed by the Company. There can be no assurance that any products developed by the Company will be able to compete successfully with any of those products.

GOVERNMENT REGULATION; NO ASSURANCES OF REGULATORY APPROVAL

   The Company's research and development activities, preclinical studies, clinical trials, and the manufacturing and marketing of its products are currently subject to extensive regulation by the FDA and may in the future be subject to foreign regulations. The drug approval process takes many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit, or prevent regulatory approval. Although the Company may consult the FDA for guidance in developing protocols for clinical trials, that consultation provides no assurance that the FDA will accept the clinical trials as adequate or well-controlled or accept the results of those trials. In addition, delays or rejections of applications for regulatory approval may result from changes in or additions to FDA regulations concerning the drug approval process. Similar delays may also be encountered in foreign countries. There can be no assurance that any regulatory review will be conducted in a timely manner or that regulatory approvals will be obtained for any products developed by the Company, including NIASPAN. Even if regulatory approval of a product is obtained, the approval may be limited as to the indicated uses for which it may be promoted or marketed. In addition, a marketed drug, its bulk chemical supplier, its manufacturer and its manufacturing facilities are subject to continual regulatory review and periodic inspections, and later discovery of previously unknown problems with a product, supplier, manufacturer or facility may result in restrictions on such products or manufacturers, which may require a withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution, any of which could have a material adverse effect on the Company.


   The Company's business is also subject to regulation under state, federal and local laws, rules, regulations and policies relating to the protection of the environment and health and safety, including those governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials. The Company believes that it is in compliance in all material respects with all such laws, rules, regulations and policies applicable to the Company. There can be no assurance that the Company will not be required to incur significant costs to comply with such environmental and health and safety laws and regulations in the future. The Company's research and development involves the controlled use of hazardous materials. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by applicable state, federal and local regulations, the risk of contamination or injury from these materials cannot be completely eliminated. In the event of such contamination or injury, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company and materially adversely affect the Company's business, financial condition and results of operations. One of the Company's products under development involves the use of CFC propellants. The use of CFC propellants is subject to significant U.S. and foreign regulations. Moreover, it is possible that future international treaties or U.S. or foreign government regulations will prohibit the use of CFC propellants. See "Business--Government Regulation" and "Business--Respiratory Products."


DEPENDENCE ON FUISZ TECHNOLOGIES LTD. AND OTHER COLLABORATORS


   The Company may rely on third parties for certain aspects of the development of certain of its products under development. The Company has entered into agreements with Fuisz Technologies Ltd. ("Fuisz") pursuant to which the Company and Fuisz have agreed to collaborate in the development of captopril, isosorbide-5-mononitrate ("IS-5-MN"), and the lipid-altering combination product, as well as certain other products in the future. Under the terms of these agreements, Kos is responsible for conducting pharmacokinetic studies and clinical trials and Fuisz is responsible for the formulation of such products. The Company is not aware of any approved products that use Fuisz' microsphere technology, which will be used in the future in certain of the Company's products under development. The Company's ability to commercialize these products will depend to a significant extent on the efforts of Fuisz, over which the Company has no control. There can be no assurance that Fuisz will be successful in developing any of the Company's products under development. The failure of Fuisz to develop any of the Company's products may have a material adverse effect on the Company. The

Company may also rely on other third parties for certain aspects of the development of the Company's presently planned or future products. There can be no assurance that the Company will be able to enter into future collaborative arrangements on favorable terms, or at all. Even if the Company is successful in entering into such collaborative agreements, there can be no assurance that any such arrangement will be successful. The success of any such arrangement is dependent on, among other things, the skills, experience and efforts of the third party's employees responsible for the project, the third party's commitment to the arrangement, and the financial condition of the third party, all of which are beyond the control of the Company.

LIMITED MANUFACTURING EXPERIENCE; RISK OF SCALE-UP


   Although the Company has manufactured sufficient quantities of certain of its products to facilitate the conduct of human clinical trials and extensive testing and research, the Company has no experience manufacturing products for commercial purposes. At present, the Company manufactures clinical materials in two manufacturing plants, both of which the Company believes operate in substantial compliance with current Good Manufacturing Practices ("cGMP") regulations for the manufacture of pharmaceutical products. The Company may need to further scale-up certain of its current manufacturing processes to achieve production levels consistent with the commercial sale of its products. Further, modifications to the facilities, systems and procedures may be necessary to maintain compliance with cGMP regulations and other regulations prescribed by various regulatory agencies including the Occupational Safety and Health Administration and the Environmental Protection Agency, in connection with manufacture for commercial sale. Failure by the Company to successfully further scale-up or modify its manufacturing process or to comply with cGMP regulations and other regulations could delay the approval of the Company's products under development or limit the Company's ability to meet the demand for its products, either of which would have a material adverse effect on the Company. Such occurrences may require the Company to acquire alternative means of manufacturing its products, which may not be available to the Company on a timely basis, on commercially practicable terms, or at all.


FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING


   The Company has experienced negative cash flows from operations since its inception and has funded its activities to date by capital contributions and, since July 1, 1996, a loan from Kos Investments, Inc. represented by a promissory note convertible at the option of the holder into Common Stock at the initial public offering price (the "Convertible Note"). Assuming successful commercial launch of NIASPAN, the Company anticipates positive cash flows from operations in 1998. The Company estimates that it will need approximately $25.0 million to fund its operations through such date and anticipates that it will use a portion of the net proceeds of the offering in excess of such amount to repay all or a portion of the Convertible Note. See "Certain Transactions." The Company has expended and will continue to be required to expend substantial funds to continue research and development, including clinical trials of its products under development, and to commence sales and marketing efforts if regulatory approvals are obtained. Although the Company believes that the net proceeds of this offering (after repayment, if any, of the Convertible Note) will be sufficient to fund the operations of the Company for at least the next twelve months, the Company may need or elect to raise additional capital. The Company's capital requirements will depend on many factors, including the problems, delays, expenses and complications frequently encountered by development stage companies; the progress of the Company's research, development and clinical trial programs; the costs and timing of seeking regulatory approvals of the Company's products under development; the Company's ability to obtain such regulatory approvals; the success of the Company's sales and marketing programs; costs in filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; the extent and terms of any collaborative research, manufacturing, marketing or other arrangements; and changes in economic, regulatory or competitive conditions or the Company's planned business. Estimates about the adequacy of funding for the Company's activities are based on certain assumptions, including the assumption that testing and regulatory procedures relating to the Company's products under development can be conducted at projected costs and within projected time frames and that the Company's NIASPAN product receives regulatory approval on a timely basis and is successfully marketed.

   To satisfy its capital requirements, the Company may seek to raise funds in the public or private capital markets. The Company's ability to raise additional funds in the public or private markets will be adversely affected if the results of the Company's ongoing or future clinical trials are not favorable or if regulatory approval for any of the Company's products under development is not obtained. The Company may seek additional funding through corporate collaborations and other financing vehicles. There can be no assurance that any such funding will be available to the Company, or if available, that it will be available on acceptable terms. If adequate funds are not available, the Company may be required to curtail significantly one or more of its research or development programs or it may be required to obtain funds through arrangements with future collaborative partners or others that may require the Company to relinquish rights to some or all of its technologies or products under development. If the Company is successful in obtaining additional financing, the terms of the financing may have the effect of diluting or adversely affecting the holdings or the rights of the holders of Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

DEPENDENCE ON SINGLE SOURCES OF SUPPLY


   Some materials used in the Company's products, including the active ingredient in NIASPAN, are currently sourced from a single qualified supplier. The Company does not have a contractual arrangement with the sole supplier of the active ingredient in NIASPAN pursuant to which the Company obtains such ingredient. Although the Company has not experienced difficulty in acquiring materials for product development to date, no assurance can be given that supply interruptions will not occur in the future or that the Company will not have to obtain substitute materials, which would require additional product validations and regulatory submissions. Any such interruption of supply could have a material adverse effect on the Company's ability to manufacture its products or to obtain or maintain regulatory approval of such products.


NO ASSURANCE OF ADEQUATE THIRD-PARTY REIMBURSEMENT

   The Company's ability to commercialize successfully its products under development is dependent in part on the extent to which appropriate levels of reimbursement for the Company's products and related treatments are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third-party payors are increasingly challenging the pricing of pharmaceutical products. The trend toward managed healthcare in the U.S., the growth of organizations such as HMOs and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of pharmaceutical products, resulting in lower prices and reduced demand for the Company's products under development. Such cost containment measures and healthcare reform could affect the Company's ability to sell its products under development and may have a material adverse effect on the Company. Significant uncertainty exists about the reimbursement status of newly approved pharmaceutical products. There can be no assurance that reimbursement in the United States or foreign countries will be available for any of the Company's products under development, that any reimbursement granted will be maintained or that limits on reimbursement available from third-party payors will not reduce the demand for, or negatively affect the price of, the Company's products under development. The unavailability or inadequacy of third-party reimbursement for the Company's products under development would have a material adverse effect on the Company.

RISK OF PRODUCT LIABILITY CLAIMS; NO ASSURANCE OF ADEQUATE INSURANCE

   Testing, manufacturing, marketing, and selling the Company's products under development entails a risk of product liability. Although the Company carries clinical trial product liability insurance in the aggregate amount of $3,000,000, there can be no assurance that the existing coverage is adequate. Furthermore, this existing coverage may not be adequate as the Company further develops products. If the Company receives the required regulatory approvals and begins to sell NIASPAN or any of its other products under development, there can be no assurance that additional liability insurance coverage for a commercialized product will be available in the future on acceptable terms, if at all. The Company's business could be adversely affected by the assertion of a product liability claim, and the Company could be rendered insolvent if it does not have sufficient financial resources to satisfy any liability resulting from such a claim or to fund the legal defense of such a claim.


DEPENDENCE ON KEY PERSONNEL

   The success of the Company is dependent on its ability to attract and retain highly qualified scientific and management personnel. The Company faces intense competition for personnel from other companies, academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in attracting and retaining key personnel. The loss of key personnel, or the inability to attract and retain the additional, highly-skilled employees required for the expansion of the Company's activities, could adversely affect the Company's results of operations and its business. See "Management."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


   The Company's sole shareholder, each current holder of options to acquire Common Stock and Kos Investments, Inc., which holds the Convertible Note, have agreed not to sell shares of Common Stock for a period of 180 days from the date of this Prospectus. The Company has granted certain registration rights to the Company's sole shareholder and to Kos Investments, Inc., the holder of the Convertible Note, which entitle such entities to cause the Company to effect three registrations under the Securities Act of sales of shares of the Company's Common Stock owned by such entities. By exercising these registration rights, these entities could cause a large number of shares to be registered and become freely tradeable without restrictions under the Securities Act (except for those purchased in the offering by affiliates of the Company) immediately upon the effectiveness of such registration. In addition, the Company intends to file, after the expiration of such 180 day period, registration statements under the Securities Act to register an aggregate of 4,000,000 shares of Common Stock issued or reserved for issuance under the Company's employee benefit plans. Such sales may have an adverse effect on the market price of the Common Stock and could impair the Company's ability to raise additional capital. See "Shares Eligible for Future Sale" and "Underwriting."


NO PRIOR PUBLIC MARKET; POSSIBLE STOCK PRICE VOLATILITY

   Prior to this offering, there has been no public market for shares of the Common Stock. Although the Company has submitted an application to have the Common Stock approved for quotation on the Nasdaq National Market system, there can be no assurance that a regular trading market will develop or be sustained after the offering. The initial public offering price for the Common Stock will be determined by negotiations between the Company and the representatives of the Underwriters. See "Underwriting." The stock market, including the Nasdaq National Market, on which the Company's shares are expected to be quoted, has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of the Common Stock, like the stock prices of many publicly traded pharmaceutical and biotechnology companies, may prove to be highly volatile. Announcements of technological innovations or new commercial products by the Company or its competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, regulatory developments in either the United States or foreign countries, public concern as to the safety of pharmaceutical and biotechnology products and economic and other external factors, as well as period-to-period fluctuations in financial results, among other factors, may have a significant impact on the market price of the Common Stock.

CONTROL BY EXISTING SHAREHOLDER


   Upon completion of this offering, Michael Jaharis, the Chairman of the Board of Directors of the Company and one of its founders, will beneficially own approximately 74% of the outstanding Common Stock (approximately 71% if the Underwriters exercise their over-allotment option in full), excluding 811,071 shares of Common Stock issuable to Kos Investments upon conversion, if any, of the Convertible Note. Accordingly, this shareholder will be able to control the outcome of shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in the Company's Articles of Incorporation, and the approval of mergers and other significant corporate transactions. This level of concentrated ownership by one person, along with the factors described in "Risk Factors--Anti-Takeover Provisions," may have the effect of delaying or preventing a change in the management or voting control of the Company. See "Principal Shareholders."


ANTI-TAKEOVER PROVISIONS

   Certain provisions of the Company's Articles of Incorporation and Bylaws, as well as the Florida Business Corporation Act, could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, control of the Company without approval of the Company's Board of Directors. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of such provisions allow the Board of Directors to authorize the issuance of preferred stock with rights superior to those of the Common Stock. Moreover, certain provisions of the Company's Articles of Incorporation or Bylaws generally permit removal of directors only for cause by a 60% vote of the shareholders of the Company, require a 60% vote of the shareholders to amend the Company's Articles of Incorporation or Bylaws, require a demand of at least 50% of the Company's shareholders to call a special meeting of shareholders, and prohibit shareholder actions by written consent. See "Description of Capital Stock."

DILUTION; ABSENCE OF DIVIDENDS


   Purchasers of the Common Stock in the offering will experience an immediate dilution in net tangible book value of $11.13 (assuming an initial public offering price per share of $14.00) per share. These investors will also experience additional dilution upon the exercise of outstanding options. See "Dilution." The Company intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                                 THE COMPANY


   The Company's predecessor, Kos Holdings, Inc. ("Holdings"), which was previously named Kos Pharmaceuticals, Inc., was incorporated in Florida on July 1, 1988 to develop prescription pharmaceutical products principally for the cardiovascular and respiratory markets. On June 25, 1996, Kos (named after the Greek Island where Hippocrates founded the science of medicine) was incorporated in Florida as the successor to the business of Holdings. On June 30, 1996, all of the assets and all of the liabilities of Holdings were transferred to the Company in exchange for shares of common stock of the Company (the "Reorganization"). The Reorganization was accomplished in order to transfer the assets and operations of Holdings to the Company while preserving Holdings' net operating loss carryforwards and related tax benefits for Holdings. As a result, the Company had no tax assets or liabilities as of June 30, 1996. Kos Investments, Inc. ("Kos Investments") is the sole shareholder of Holdings. Kos Investments is wholly-owned by, and serves as an investment vehicle for Michael Jaharis, one of the Company's founders and its Chairman, who has solely financed the Company's operations from inception. All references in this Prospectus to the Company include its wholly-owned subsidiary, Aeropharm Technology, Inc. ("Aeropharm"), and the business and operations of Holdings, its predecessor company, until June 30, 1996.


   The Company's principal executive offices are located at 1001 Brickell Bay Drive, Suite 2502, Miami, Florida 33131, and its telephone number is (305) 577-3464.

                               USE OF PROCEEDS


   The net proceeds to the Company from the sale of Common Stock offered hereby are estimated to be $45.0 million ($51.8 million if the Underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $14.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use approximately $13 million to fund the Company's research and development programs, approximately $6 million to establish a sales and marketing organization and to fund marketing expenses related to the commercial launch of NIASPAN, and the remaining amount for general corporate purposes and working capital. The Company may, in the discretion of its Board of Directors, use a portion of the proceeds to repay all or a portion of the Convertible Note and currently anticipates that it will use at least $8 million for such purpose. Kos Investments has the option to convert such note into shares of Common Stock at the initial public offering price. No assurance can be given as to whether Kos Investments will exercise such option. The Convertible Note bears interest at First Union National Bank of Florida's prime rate commencing July 1, 1996, escalating to a rate of 1% over such prime rate during calendar year 1997, 2% over such prime rate during calendar year 1998, and 3% over such prime rate during calendar year 1999, until the maturity date of June 30, 1999. As of February 7, 1997, the amount outstanding on the Convertible Note was $11,355,000. These borrowings were incurred to fund the Company's operations since July 1, 1996. See "Certain Transactions." The Company may also use a portion of the net proceeds to acquire businesses, technologies or products complementary to the Company's business, although the Company does not currently have any commitment or agreement for any such acquisitions. No material transactions of this nature are currently planned or being negotiated. Pending application of the proceeds as described above, the Company intends to invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities.


                               DIVIDEND POLICY

   The Company intends to retain earnings, if any, for use in its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will be made at the discretion of the Board of Directors and will depend upon the financial condition, capital requirements and earnings of the Company, as well as upon other factors that the Board of Directors may deem relevant. The Company has not paid any cash dividends since inception.

                                CAPITALIZATION


   The following table sets forth the capitalization of the Company (i) as of December 31, 1996 and (ii) on an adjusted basis to reflect receipt and application of the estimated net proceeds, after deducting underwriting discounts and commissions and estimated expenses payable by the Company, from the sale of 3,500,000 shares of Common Stock pursuant to this offering. As of December 31, 1996, the Company's outstanding principal balance under the Convertible Note was $8,355,000. See "Use of Proceeds" and "Certain Transactions."


                                                                         DECEMBER 31, 1996
                                                                    ---------------------------
                                                                       ACTUAL      AS ADJUSTED
                                                                    ----------- --------------
                                                                           (IN THOUSANDS)
Short-term debt ..................................................    $  8,355      $     --
                                                                                 --------------
Shareholders' equity (deficit):
 Common stock; $.01 par value; 50,000,000 shares authorized;
   10,000,000 shares issued and outstanding, and 13,500,000 issued
   and outstanding, as adjusted (1) ..............................    $    100           135
 Additional paid-in capital ......................................      58,472       103,407
Deficit accumulated during the development stage .................     (64,782)      (64,782)
                                                                    ----------- --------------
Total shareholders' equity (deficit) .............................      (6,210)       38,760
                                                                    ----------- --------------
Total capitalization .............................................    $  2,145      $ 38,760
                                                                    ===========  ==============

-----------------------------------------------------------------------------


(1) Excludes 3,675,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan and 325,000 shares of Common Stock reserved for issuance upon exercise of other outstanding options. Options to acquire an aggregate of 2,330,500 shares of Common Stock at a weighted average exercise price of $4.37 per share were issued and outstanding as of December 31, 1996. Excludes 596,786 shares of Common Stock issuable at December 31, 1996 to Kos Investments upon the conversion, if any, of the Convertible Note.

                                   DILUTION


   The net tangible book value of the Company as of December 31, 1996 was approximately $(6,210,000), or $(0.62) per share. Net tangible book value per share represents the amount of the Company's shareholder's equity, less intangible assets, divided by 10,000,000, the number of shares of Common Stock outstanding as of December 31, 1996.

   Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the net tangible book value per share of Common Stock immediately after completion of this offering. After giving effect to the sale of 3,500,000 shares of Common Stock in this offering at the assumed initial public offering price of $14.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the net tangible book value of the Company as of December 31, 1996 would have been $38,760,000 or $2.87 per share. This represents an immediate increase in net tangible book value of $3.49 per share to the existing shareholder and an immediate dilution in net tangible book value of $11.13 per share to purchasers of Common Stock in this offering, as illustrated in the following table:


 ASSUMED INITIAL PUBLIC OFFERING PRICE PER SHARE ...............               $14.00
 Net tangible book value per share as of December 31, 1996  ...    $(0.62)
 Increase per share attributable to new investors  ............      3.49
                                                                 ----------
Pro forma net tangible book value per share after this
offering ......................................................                $ 2.87
                                                                             ---------
Dilution per share to new investors ...........................                $11.13
                                                                             =========

   Utilizing the foregoing assumptions, the following table summarizes the total consideration paid to the Company and the average price per share paid by the existing shareholder and by new investors purchasing shares of the Common Stock in this offering.

                                SHARES PURCHASED               TOTAL CONSIDERATION
                        -------------------------------  ------------------------------
                                                                                            AVERAGE PRICE
                             NUMBER         PERCENTAGE        AMOUNT        PERCENTAGE        PER SHARE
                        ---------------- -------------  --------------- ------------- ----------------
Existing Shareholder       10,000,000(1)        74%        $ 52,989,000          52%           $ 5.30
New Investors ........      3,500,000           26           49,000,000          48             14.00
                        ---------------- -------------  --------------- ------------- ----------------
  Total ..............     13,500,000          100%        $101,989,000         100%
                        ================  =============   ===============  =============

-----------------------------------------------------------------------------


(1) If the Convertible Note is converted to shares of Common Stock, the Shares Purchased by Existing Shareholders in the table will be 10,811,071 as of February 7, 1997 (assuming an initial public offering price of $14.00 per share), for Total Consideration of $64,344,000, and for Average Price Per Share of $5.95.

   The foregoing table excludes 3,675,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan and 325,000 shares of Common Stock reserved for issuance upon exercise of other outstanding options. Options to acquire an aggregate of 2,330,500 shares of Common Stock at a weighted average exercise price of $4.37 per share were issued and outstanding as of December 31, 1996. See "Management--Stock Option Plan" and
Note 6 of Notes to Consolidated Financial Statements. To the extent outstanding options are exercised, there will be future dilution to investors in this offering. See "Management--Employee Benefit Plans--Stock Option Plan.".

                     SELECTED CONSOLIDATED FINANCIAL DATA


   The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and related notes included elsewhere in this Prospectus. The statement of operations data for the five years ended June 30, 1996 and the balance sheet data at June 30, 1992, 1993, 1994, 1995 and 1996 are derived from the financial statements and the notes thereto of the Company audited by Arthur Andersen LLP. The selected financial data, as of and for the six months ended December 31, 1995 and 1996, have been derived from unaudited financial statements of the Company that, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation as of and for such periods. The results of operations for the six months ended December 31, 1996 are not necessarily indicative of the results of operations to be expected for the entire fiscal year.


                                                         YEAR ENDED JUNE 30,
                                    -----------------------------------------------------------
                                         1992            1993           1994           1995
                                    -------------- -------------  ------------- -------------
                                                  (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS:
  Revenues .......................    $        --   $         --    $         22    $        14
Operating expenses:
 Research and development ........          2,476          4,930           6,663          8,387
 General and administrative  .....            975          1,232           1,619          1,614
 Compensation recognized on
   modification of stock option
   grants(1) .....................             --             --              --            --
                                    -------------- -------------  ------------- -------------
  Total operating expenses  ......          3,451          6,162           8,282         10,001
Other income .....................             (1)            (1)             (2)            --
Interest (income) expense, net  ..            428            556           1,058          1,026
Interest expense-related parties               15             29              50             26
                                    -------------- -------------  ------------- -------------
Total other (income) expense  ....            442            584           1,106          1,052
                                    -------------- -------------  ------------- -------------
Loss before minority interest  ...         (3,893)        (6,746)         (9,366)       (11,039)
Minority interest(2) .............             --             --            (164)             1
                                    -------------- -------------  ------------- -------------
Net loss .........................    $    (3,893)   $    (6,746)    $    (9,530)   $   (11,038)
                                    ==============  =============   =============  =============
Net loss per share (3) ...........    $     (0.34)   $     (0.60)    $     (0.84)   $     (0.98)
                                    ==============  =============   =============  =============
Weighted average common shares in
  computing net loss per share(3)      11,304,786     11,304,786      11,304,786     11,304,786

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                           SIX MONTHS
                                                              ENDED               JULY 1, 1988
                                                           DECEMBER 31,          (INCEPTION) TO
                                    ------------- ----------------------------    DECEMBER 31,
                                         1996           1995           1996           1996
                                    ------------- -------------  -------------  ----------------
                                                           (UNAUDITED)            (UNAUDITED)
STATEMENT OF OPERATIONS:
  Revenues .......................   $        --   $        --    $        --    $        37
Operating expenses:
 Research and development ........        13,816          6,426           6,057          44,762
 General and administrative  .....         1,772            789           1,936          10,808
 Compensation recognized on
   modification of stock option
   grants(1) .....................         5,436             --              --           5,436
                                    ------------- -------------  ------------- ---------------
  Total operating expenses  ......        21,024          7,215           7,993          61,006
Other income .....................            --             --              --             (10)
Interest (income) expense, net  ..           (14)            (8)             (5)          3,409
Interest expense-related parties              --             --             136             266
                                    ------------- -------------  ------------- ---------------
Total other (income) expense  ....           (14)            (8)            131           3,665
                                    ------------- -------------  ------------- ---------------
Loss before minority interest  ...       (21,010)        (7,207)         (8,124)        (64,634)
Minority interest(2) .............            16              1              --            (148)
                                    ------------- -------------  ------------- ---------------
Net loss .........................   $   (20,994)   $    (7,206)    $    (8,124)    $   (64,782)
                                    =============  =============   =============  ===============
Net loss per share (3) ...........   $     (1.86)   $     (0.64)    $     (0.72)    $     (5.73)
                                    =============  =============   =============  ===============
Weighted average common shares in
  computing net loss per share(3)     11,304,786     11,304,786      11,304,786      11,304,786

                                                                                JUNE 30,
                                                    --------------------------------------------------------------    DECEMBER 31,
                                                       1992         1993         1994         1995          1996         1996
                                                    ---------- -----------  ----------- ----------- -----------    ---------------
                                                                             (IN THOUSANDS)
   (UNAUDITED)
BALANCE SHEET(4):
Cash and cash equivalents ........................    $    27     $     13     $     18     $     41      $    193      $    358
Working capital (deficit)(5) .....................     (8,407)     (15,235)     (25,394)      (1,129)           (8)       (8,816)

Total assets .....................................        586          686        1,574        2,355         2,281         3,197
Total debt .......................................      8,232       14,742       24,790           --            --         8,355
Deficit accumulated during the development stage       (8,350)     (15,096)     (24,626)     (35,664)      (56,658)      (64,782)

Shareholder's equity (deficit)(5) ................     (7,860)     (14,606)     (24,136)         943         1,914        (6,210)


-----------------------------------------------------------------------------


(1) Reflects a non-cash charge associated with an extension of the exercise period for stock options granted during 1988 to 1990 to the Company's Chief Executive Officer and two independent consultants; no other material economic terms of these options were changed.


(2) Represents the minority shareholder's interest in Aeropharm, which interest was acquired by the Company in June 1996.


(3) See Note 2 of Notes to Consolidated Financial Statements for information concerning the computation of net loss per share. Assuming the issuance only of sufficient shares to repay the indebtedness outstanding as of December 31, 1996, supplementary pro forma net loss per share of common stock would be $(0.67) for the six month period ended December 31, 1996.

(4) The Company has funded its operations since July 1, 1996 using the proceeds of the Convertible Note. As of February 7, 1997, the Company had outstanding borrowings of $11,355,000 under the Convertible Note. See "Use of Proceeds."

(5) In March 1995, Investments assumed repayment of a note payable to a bank in the principal amount of $30,372,000. This assumption was accounted for as a transfer to Investments and as an increase in additional paid-in capital. See Note 4 of Notes to Consolidated Financial Statements.

                   MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

   A predecessor corporation to the Company was formed in July 1988 under the name of Kos Pharmaceuticals, Inc., principally to conduct research and development on new formulations of existing prescription pharmaceutical products. In June 1993, Aeropharm Technologies, Inc., a then majority-owned subsidiary of the Company, was formed to conduct research and development activities on aerosolized MDI products for the treatment of respiratory diseases. During June 1996, this predecessor corporation acquired the outstanding minority interest in Aeropharm; changed its name to Kos Holdings, Inc.; established the Company as a wholly-owned subsidiary under the name Kos Pharmaceuticals, Inc.; and, effective as of June 30, 1996, transferred all of its existing assets, liabilities and intellectual property, other than certain net operating loss carryforwards, to the Company. Accordingly, all references in this Prospectus to the Company's business include the business and operations of Holdings until June 30, 1996.


   Since inception, the Company has been a development stage company engaged primarily in the development of cardiovascular and respiratory pharmaceutical products. The Company has not recorded any significant revenues since inception and has funded its operations exclusively through equity contributions from its sole shareholder. Through December 31, 1996, the Company had accumulated a deficit from operations of $64.8 million. In connection with the transfer of operations from Holdings to the Company on June 30, 1996, net operating loss carryforwards amounting to approximately $51.0 million and related tax benefits were retained by Holdings and not transferred to the Company. Consequently, the Company had no deferred tax assets or liabilities as of June 30, 1996. The Company expects to continue to incur significant operating losses for at least the next 12 months. In connection with its agreement with a privately owned generic drug manufacturer, see "Business--Patents and Proprietary Rights," the Company anticipates recognizing an expense of approximately $3.0 million during the three months ending March 31, 1997.


RESULTS OF OPERATIONS


  SIX MONTHS ENDED DECEMBER 31, 1995 AND 1996

   The Company's research and development expenses decreased from $6.4 million for the six months ended December 31, 1995 to $6.1 million for the six months ended December 31, 1996. The decrease was attributable primarily to the absence in the December 1996 quarter of the clinical trials that were completed in late calendar 1995 in support of the filing of a NDA during May 1996 for the Company's first product, NIASPAN. The decrease in clinical trial costs was partially offset by an increase in personnel costs, principally in connection with the manufacturing scale-up and by an increase in development costs associated with various third party development agreements. The Company expects research and development activities to increase as personnel are added and development activities are expanded to support the development of additional products and conduct additional clinical trials.

   General and administrative expenses increased from $789,000 for the six months ended December 31, 1995 to $1.9 million for the six months ended December 31, 1996. The increase was primarily attributable to the hiring of additional personnel to support the Company's marketing activities and administrative functions, and professional fees. The Company expects that its general and administrative expenses will continue to increase in support of its marketing efforts and research and development programs.

   Since July 1, 1996, the Company has funded its operations from the proceeds of a loan from Kos Investments, the sole shareholder of Holdings. As of December 31, 1996, the Company had outstanding borrowings of approximately $8.4 million outstanding under the Convertible Note. As a result of this loan, the Company had $136,000 of interest expense for the six months ended December 31, 1996 compared with no such expense for the six months ended December 31, 1995. The Company expects to increase the amount of such borrowings from Kos Investments, Inc. to finance its operating activities through the completion of this offering.

   The Company incurred a net loss of $7.2 million for the six months ended December 31, 1995 compared with a net loss of $8.1 million for the six months ended December 31, 1996. The Company expects to report substantial losses for at least the next 12 months.


  FISCAL YEARS ENDED JUNE 30, 1995 AND 1996


   The Company's research and development expenses increased from $8.4 million for the fiscal year ended June 30, 1995 to $13.8 million for the year ended June 30, 1996. This increase was attributable primarily to licensing and development programs, hiring of additional personnel and increased clinical trials costs. Of the total increase in research and development expenses for the fiscal year ended June 30, 1996, $1.0 million is attributable to a payment by the Company in connection with the execution of an agreement with Fuisz to form a joint venture for the development of a future product. This product is in the very early stages of development and the Company cannot estimate when or if a commercially viable product will be developed. The parties have generally agreed to share the expenses of developing the product. Hiring of additional personnel principally related to manufacturing scale-up of certain of the Company's products under development and to support the filing of a NDA for NIASPAN.

   General and administrative expenses increased from $1.6 million for the fiscal year ended June 30, 1995 to $1.8 million for the fiscal year ended June 30, 1996. This increase was attributable principally to the hiring of additional personnel to support the Company's administrative functions, and to the acquisition of market research data.

   In June 1996, the Company recorded a non-cash charge of $5.4 million for compensation expense associated with an adjustment of the exercise period on certain stock options granted during 1988 to 1990 to an officer and to two independent consultants of the Company.


   During December 1994, the Company transferred its existing line of credit facility with a local bank and its accumulated borrowings to Kos Investments, Inc., the sole shareholder of Holdings. The effect of this transfer was to increase the Company's paid-in capital in the amount of its accumulated borrowings, of $30.4 million, outstanding on the date of transfer. As a result of this transfer, the Company had $1.1 million of interest expense for the fiscal year ended June 30, 1995 compared with no such expense for the fiscal year ended June 30, 1996.

   The Company incurred a net loss of $11.0 million for the fiscal year ended June 30, 1995 compared with $21.0 million for the fiscal year ended June 30, 1996.

  FISCAL YEARS ENDED JUNE 30, 1994 AND 1995

   Research and development expenses increased from $6.7 million for the fiscal year ended June 30, 1994 to $8.4 million for the fiscal year ended June 30, 1995. This increase was attributable principally to hiring of additional personnel in support of the Company's clinical trial activities on NIASPAN. Research and development expenses also were higher in 1995 because it was the first full year of operation of the Company's aerosol research and development facility, which was launched during 1994.

   General and administrative expenses, at $1.6 million, were essentially unchanged from 1994.

   As more fully explained above, during December 1994 the Company transferred its existing credit facility with a local bank to Kos
Investments, Inc. As a result of the timing of this transfer, interest expense decreased approximately $50,000 from the fiscal year ended June 30, 1994 to the fiscal year ended June 30, 1995.

   Minority interest expense decreased approximately $160,000 during the fiscal year ended June 30, 1995 principally as a result of timing differences in equity contributions made by the Company to its then majority-owned aerosol subsidiary.

   During 1995, revenue was recognized from consulting activities conducted by the Company's Vice President of Aerosol Research and Development. These consulting activities were of a non-recurring nature.

   As a result of the foregoing, the Company incurred a net loss of $9.5 million for the fiscal year ended June 30, 1994 compared with $11.0 million for the fiscal year ended June 30, 1995.

LIQUIDITY AND CAPITAL RESOURCES


   The Company financed its operations since inception until June 30, 1996 through capital contributions from Kos Investments, which totaled an aggregate of approximately $53.0 million as of June 30, 1996. Since July 1, 1996 the Company has financed its operations from the proceeds of the Convertible Note, which totaled approximately $8.4 million at December 31, 1996. Borrowings under the Convertible Note will continue to be the Company's principal source of financing until completion of this offering. All or a portion of the Convertible Note may be repaid using a portion of the net proceeds from the sale of the Common Stock offered hereby in excess of approximately $25 million and currently anticipates that it will use at least $8.0 million for such purpose. At December 31, 1996, the Company's working capital deficit totaled approximately $8.8 million and cash totaled approximately $358,000. The Company expects to continue to incur significant costs in connection with its ongoing research and development activities and with the establishment of its marketing capabilities.

   The Company's primary uses of cash to date have been in operating activities to fund research and development, including clinical trials, and general and administrative expenses. As of December 31, 1996, the Company's net investment in equipment and leasehold improvements was $2.6 million. The Company expects that additional equipment and facilities will be needed as it increases its research and development activities. The Company has no material commitments for capital expenditures as of December 31, 1996. The Company's obligations under its agreement with a privately owned generic drug manufacturer, see "Business--Patents and Proprietary Rights," are not expected to materially affect the Company's liquidity or capital resources.

   Although the Company anticipates that the net proceeds from the sale of the Common Stock offered hereby, together with available cash, cash equivalents, short-term investments and expected interest income, will be sufficient to fund the Company's operations for the next 12 months, the Company's future cash requirements will be substantial and will depend on many factors, some of which are outside the control of the Company. Such factors include the problems, delays, expenses and complications frequently encountered by development stage companies; the progress of the Company's research, development and clinical trial programs; the costs and timing of seeking regulatory approvals of the Company's products under development; the Company's ability to obtain such regulatory approvals; the success of the Company's sales and marketing programs; costs in filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; the extent and terms of any collaborative research, manufacturing, marketing, joint venture or other arrangements; and changes in economic, regulatory or competitive conditions or the Company's planned business. As a result, the Company may need to raise substantial additional capital to fund its operations before achieving anticipated positive cash flows from operations in 1998, assuming the successful commercialization of NIASPAN. The Company expects that it would seek such additional funding through public or private equity or debt financings or through collaborations. To the extent the Company raises additional capital by issuing equity securities, ownership dilution to existing shareholders will result and future investors may be granted rights superior to those of existing shareholders. There can be no assurance, however, that additional funding will be available on acceptable terms, or at all. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Funding."

                                   BUSINESS

OVERVIEW

   Kos Pharmaceuticals, Inc. ("Kos", pronounced Kos, or the "Company") is engaged primarily in the development of proprietary prescription pharmaceutical products for the treatment of certain chronic cardiovascular and respiratory diseases. The Company intends to manufacture its products and to market such products directly through its own specialty sales force. The Company's cardiovascular products under development consist of controlled-release, once-a-day, oral dosage formulations. The Company's respiratory products under development consist of aerosolized inhalation formulations to be used primarily with the Company's proprietary inhalation devices.


   The Company was founded in 1988 by the former Chief Executive Officer, Chief Operating Officer and Director of Product Development of Key Pharmaceuticals, Inc., which was acquired by Schering-Plough Corporation in June 1986. The Company believes that substantial market opportunities exist for developing drugs that are reformulations of existing approved prescription pharmaceutical products but which offer certain safety advantages, such as reduced harmful side effects, or patient compliance advantages, such as once-a-day rather than multiple daily dosing regimens, over such currently existing products. Kos believes that developing proprietary products based on currently approved drugs, rather than new chemical entities ("NCEs"), may reduce regulatory and development risks and, in addition, facilitate the marketing of such products because physicians are generally familiar with the safety and efficacy of such products. Seven of the Company's nine products under development require NDA filings with the FDA. Although more expensive and time consuming, developing products that require NDA approval offers several advantages compared with generic products, including potential for higher gross margins, limited competition resulting from significant clinical and formulation development challenges, and a three-year statutory barrier to generic competition.


   On May 6, 1996, Kos submitted a NDA to the FDA for NIASPAN, its first product under development. NIASPAN is a controlled-release, once-a-day, oral formulation of niacin for the treatment of multiple lipid disorders, which are primary risk factors for coronary heart disease.

STRATEGY

   The Company's objective is to become a fully-integrated specialty pharmaceutical company that develops, manufactures, and markets proprietary products directly through its own specialty sales force. The Company's business strategy includes the following fundamental elements:

   SELECT PRODUCTS WITH UNREALIZED COMMERCIAL POTENTIAL.--The Company develops products that address unmet medical needs through formulation improvements of existing drugs or distinctive marketing efforts. Kos believes that the safety or patient compliance associated with certain currently marketed drugs can be improved, thus providing substantial market opportunities with the successful development of proprietary formulations. In addition, Kos believes that substantial market opportunities exist that can be addressed by marketing its products through a direct sales force that can focus on specialist physicians and provide those physicians with scientific information regarding the therapeutic benefits of the Company's products.


   FOCUS INITIALLY ON THE CARDIOVASCULAR AND RESPIRATORY MARKETS.--Kos has initially concentrated its product development efforts on the cardiovascular and respiratory markets because they are large and growing rapidly and include many chronic diseases requiring long-term therapy. Management believes that as a result of physician prescribing patterns in these markets, a relatively small, direct sales force can effectively market its products. The Company's management team has substantial experience in identifying product opportunities and marketing products in these two therapeutic categories.

   DEVELOP PROPRIETARY FORMULATIONS OF CURRENTLY APPROVED PHARMACEUTICAL COMPOUNDS.--Kos believes that by developing proprietary products based on currently approved drugs, rather than NCEs, the Company can reduce regulatory and development risks and shorten the product development cycle. Further, developing products that require NDA approval offers several advantages compared with generic products, including the potential for higher gross margins, limited competition resulting from significant clinical and formulation development challenges, and a three-year statutory barrier to generic competition. The Company's management and scientific personnel have significant experience in formulation technology using controlled-release and aerosolized delivery methods.

   MANAGE CLINICAL DEVELOPMENT.--The Company managed the extensive clinical trials for NIASPAN, and Kos intends to continue to manage directly the clinical development of future products. The Company believes that its commitment to this process ensures the quality of clinical development, allows the Company to better coordinate the regulatory objectives of clinical trials and maximizes the marketing utility of such trials.


   MANUFACTURE PRODUCTS INTERNALLY.--In order to maximize the quality of developed products, assure compliance with regulatory requirements, and minimize costs, the Company currently intends to manufacture internally all of its solid-dose (i.e., tablet) and aerosol products. Moreover, the Company believes that certain manufacturing challenges associated with aerosol formulations present a barrier to entry in the aerosol pharmaceutical market. The Company's management has substantial experience in manufacturing solid dose and aerosol products. Kos estimates that it has sufficient capacity, with limited additional capital expenditures, to accommodate sales volume for such products through the year 2000.


   MARKET DIRECTLY THROUGH A SPECIALTY SALES FORCE.--The Company intends to market its products through a direct sales force focused on providing education-oriented product information to selected specialist physicians. Kos intends to market all but one of its planned products in North America through its direct sales force. In areas outside of North America, Kos intends initially to market certain of its products through licensing arrangements with third parties, although it may establish direct sales and marketing capabilities in selected areas.


   LEVERAGE CORE COMPETENCIES THROUGH ALLIANCES WITH CORPORATE AND RESEARCH PARTNERS.--The Company intends to expand its product portfolio by in-licensing existing products or technologies or entering into other development collaborations with third parties. Kos is currently developing three once-a-day cardiovascular products with Fuisz, using its proprietary microsphere formulation technology. Additionally, the Company is sponsoring basic research at Boston University and Tufts University and intends to enter into corporate alliances to develop products identified through these research programs. The Company intends to enter into additional research alliances in the future. To date, the Company has not identified any additional licensing or development partners or any additional research partners.

PRODUCTS UNDER DEVELOPMENT


   Seven of the Company's nine products under development require NDA filings. Although NDA approvals are generally associated with products consisting of NCEs, which require extensive preclinical studies and clinical trials, the Company's products under development consist of new formulations of existing drugs. For products currently under development, the Company typically will be required to perform Phase I clinical pharmacology and Phase III safety and efficacy pivotal trials; limited preclinical toxicology studies will also be required on some products. Compared with the development of NCEs, the Company believes that its product development strategy generally reduces regulatory risks and development costs and shortens overall development time. In order to take advantage of certain market opportunities, the Company is developing two products that require ANDA filings. The Company has retained worldwide marketing rights for all of the products set forth in the table below.


                          PRODUCTS UNDER DEVELOPMENT


                    PRODUCT DESCRIPTION AND             REGULATORY             DEVELOPMENT
  PRODUCT           THERAPEUTIC APPLICATION               FILING                  STATUS
  -------           -----------------------             ----------             -----------
  CARDIOVASCULAR
   Niaspan/             Niacin for lipid altering           NDA           NDA submitted May 1996
   registered
   trademark/

   Combination         Combination of two currently         NDA           Formulation; clinical
    Product((1))    approved drugs for lipid altering                    pharmacology expected to
                                                                             commence in 1997

   Isosorbide-5-           Nitrate for angina               ANDA        Clinical pharmacology commenced
    Mononi-                                                                 in November 1996
    trate((1))

   Captopril((1))     ACE inhibitor for hypertension        NDA           Formulation; clinical
                                                                         pharmacology expected to
                                                                             commence in 1997
  RESPIRATORY (METERED-DOSE INHALERS)

   Albuterol             Beta-agonist for asthma           ANDA         Clinical validation study
     (CFC)                                                                 completed; clinical
                                                                          pharmacology commenced
                                                                             in January 1997

   Triamcino-          Inhaled steroid for asthma          NDA           Formulation; clinical
   lone((2))                                                             pharmacology expected to
     (non-CFC)                                                               commence in 1997

   Flunisolide((2))     Inhaled steroid for asthma          NDA           Formulation; clinical
     (non-CFC)                                                           pharmacology expected to
                                                                             commence in 1997

   Albuterol((2))        Beta-agonist for asthma            NDA           Formulation; clinical
     (non-CFC)                                                           pharmacology expected to
                                                                             commence in 1998

   Confidential        Unnamed compound with novel          NDA           Formulation; clinical
    Product((3))      device for treating asthma for                      pharmacology expected
      (non-CFC)        the pediatric and geriatric                         to commence in 1998
                                 markets

   (1) Being developed in collaboration with Fuisz. See "--Collaboration with Fuisz Technologies Ltd."
   (2) Utilizing the Company's proprietary breath coordinated inhaler, currently under development.
   (3) Utilizing the Company's proprietary breath actuated inhaler, currently under development.

CARDIOVASCULAR PRODUCTS

   The Company is developing once-a-day, controlled-release prescription products for the treatment of lipid disorders, ischemic heart disease (including angina), and hypertension. In 1995, such disease segments of the cardiovascular market achieved aggregate sales in the United States of approximately $10.2 billion.

NIASPAN

   SUMMARY. NIASPAN is a once-a-day, oral, solid-dose, controlled-release formulation of niacin for the treatment of multiple lipid disorders, a condition typically associated with elevated cholesterol involving multiple lipids that are primary risk factors for coronary heart disease ("CHD"). On May 6, 1996, the Company submitted a NDA to the FDA for NIASPAN. If NIASPAN is approved, the Company believes it will be the only once-a-day, controlled-release niacin product approved by the FDA for the treatment of multiple lipid disorders. The Company has conducted three double-blinded, placebo-controlled clinical trials in which NIASPAN produced statistically and clinically significant changes in several lipid components without generating treatment-related serious adverse events. Moreover, in a two-year safety study, less than 1% of patients discontinued use of NIASPAN because of clinically significant elevations in liver enzyme levels.


   LIPID-ALTERING MARKET.--Clinical research since the mid-1980's has determined that an elevated level of LDL cholesterol, a condition referred to as hyperlipidemia, is a critical atherogenic risk factor for CHD. Hyperlipidemia is a lipid metabolism disorder that results in excess lipids in the blood, which can block arteries and create adverse coronary events, such as CHD and myocardial infarction. In addition to elevated LDL cholesterol ("bad" cholesterol), low levels of HDL cholesterol ("good" cholesterol) and high levels of triglycerides are risk factors for CHD according to the National Institutes of Health ("NIH") and the American Heart Association ("AHA"). HDL cholesterol is considered to be protective against CHD because it removes harmful cholesterol from blood vessels and peripheral tissues. Moreover, recent research has indicated that an elevated level of lipoprotein (a) ("Lp(a)"), a component of LDL cholesterol, may be as important an independent risk factor for CHD as elevated total cholesterol. As a result of the increased awareness and the prevalence of multiple lipid disorders, lipid-altering drugs have emerged as one of the largest and fastest growing pharmaceutical product segments. In 1995, the market for cholesterol-reducing drugs exceeded $2 billion in the United States and $5 billion worldwide.


   While the risks of multiple lipid disorders are becoming well recognized, the condition remains significantly untreated worldwide. To address this large unmet medical need, the NIH convened a panel of cholesterol research experts, the National Cholesterol Education Program ("NCEP"), to establish recommended cholesterol levels, principally total and LDL cholesterol, and to establish other risk factors for CHD. Based on extensive research conducted during the last 20 years, the NCEP established guidelines consisting of recommended lipid goals and intervention criteria, such as diet and drug therapies, for reducing the risk of heart disease and heart attack. According to the guidelines, an estimated 52 million people in the United States have levels of LDL cholesterol that exceed the levels recommended by the NCEP and, approximately 13 million of these persons would require both diet and drug therapies to achieve adequate reduction in cholesterol levels. The Company estimates that approximately half of these 13 million people have one or more other lipid components that are outside the levels recommended by the NIH and the AHA. Additionally, it is estimated that as many as 30% of the 11 million patients in the United States with confirmed CHD do not have elevated LDL cholesterol but do have clinically deficient HDL cholesterol levels. Further, an elevated level of Lp(a) is estimated to be present in 20% of the U.S. adult population. The Company believes that the market for lipid-altering drugs should grow as awareness and diagnosis of lipids, particularly those other than LDL cholesterol, continue to increase.

   When diet and exercise fail to adequately control cholesterol levels, physicians typically prescribe lipid-altering medications. Physicians can choose from the following four classes of medications when attempting to alter lipid levels: HMG CoA reductase inhibitors, or "statins" (e.g., lovastatin); fibric acid derivatives (e.g., gemfibrozil); bile-acid sequestrants (e.g., cholestyramine); and niacin. The statins are the most widely prescribed lipid-altering medication, accounting for nearly $2 billion in U.S sales in 1995 and 72% of the 35 million prescriptions for lipid-altering medication in the United States in 1995. Generally, the statins are highly effective in lowering total and LDL cholesterol but have limited impact in raising HDL cholesterol or in substantially reducing triglycerides. Gemfibrozil, the major fibric acid derivative in the U.S., accounted for approximately 20% of total lipid-altering prescriptions in 1995. Gemfibrozil is most commonly prescribed to reduce triglycerides and has limited efficacy on total, LDL and HDL cholesterol. The remaining product categories, including bile-acid sequestrants and existing preparations of niacin, represented approximately 8% of U.S. lipid-altering prescriptions in 1995.

   OVERVIEW OF NIACIN. Niacin is a water-soluble vitamin that has long been recognized as an effective pharmacologic agent for the treatment of multiple lipid disorders, including elevated LDL and low HDL cholesterol. In numerous independent studies performed during the past 30 years, niacin has proven effective in reducing total cholesterol, LDL cholesterol and triglycerides, as well as in increasing HDL cholesterol. Additional clinical studies have indicated that long-term treatment with niacin reduces morbidity and mortality in patients with CHD. The NIH recommends niacin as first-line drug therapy because of its low cost and its efficacy in altering multiple lipid components.

   Although niacin has demonstrated favorable efficacy on most major lipid components, adverse side effects associated with currently available preparations of niacin have prevented it from becoming widely used to treat hyperlipidemia. Immediate-release ("IR") preparations of niacin generally are administered three times daily and can cause multiple flushing episodes, characterized primarily by facial redness and tingling, often accompanied by rash. Because at least two IR niacin doses are usually taken during the daytime, frequent flushing episodes are often embarrassing as well as uncomfortable. Consequently, in many patients, these flushing episodes, particularly in the daytime, result in non-compliance with the recommended dosing regimen for the product or complete discontinuation of its use. In order to remedy the side effects associated with IR niacin, several manufacturers have developed sustained-release ("SR") preparations of niacin, typically administered twice a day. Such SR preparations have not been approved by the FDA for treatment of lipid disorders, and their administration frequently has been associated with a high incidence of liver toxicity. Consequently, despite its broad favorable effect on multiple lipids and its position as the NIH's recommended first-line drug therapy for treatment of hyperlipidemia, U.S. drug store sales of niacin were approximately $14 million in 1995. The Company believes that a significant opportunity exists to expand the market for niacin with an improved formulation that maintains the compound's favorable efficacy profile while reducing adverse events.

   NIASPAN PRODUCT DEVELOPMENT.--Kos has developed a controlled-release hydrogel matrix formulation of niacin that reduces the intolerable side effects and frequent safety problems characteristic of currently available niacin formulations. Kos believes that it is the unique controlled-release nature of its NIASPAN formulation in conjunction with NIASPAN's specific dosing regimen that minimizes adverse events while maintaining niacin's positive effect on lipids. Kos also believes the recommended dosing regimen for NIASPAN contributes to the positive effects on lipid levels because of the chronobiology of lipid metabolism.

   Although niacin's efficacy on multiple lipid components has been well documented for many years, relatively little has been published about niacin's mechanism of action, its complete metabolic profile, or other elements of its pharmacology. As a result, the Company's clinical development of NIASPAN has included extensive pharmacokinetics research, including 14 studies involving 350 healthy volunteers, as well as two pilot studies, three pivotal trials, and a long-term open label safety study. The Company's clinical development program, which has studied the effects of NIASPAN in 1,212 persons, is summarized in the table below.


                     NIASPAN CLINICAL DEVELOPMENT PROGRAM


                                                 NIASPAN        DOSING         STATUS
                                                SUBJECTS        PERIOD
                                                --------     ------------    ---------
  14 PHARMACOKINETIC STUDIES                        350      Up to 3 wks.    Completed

  2 PILOT STUDIES                                    39         2 mos.       Completed

  DOUBLE-BLINDED PLACEBO
   CONTROLLED PIVOTAL TRIALS:

    NIASPAN 1,500 mg                                 76         4 mos.       Completed

    NIASPAN 1,000 mg and 2,000 mg                    82         4 mos.       Completed

    NIASPAN dose escalation to 3,000 mg              87         6 mos.       Completed

  LONG-TERM OPEN LABEL SAFETY STUDY                 728        22 mos.       Ongoing

  Memo:

   SUBJECTS INCLUDED IN NDA                         633

   TOTAL NIASPAN SUBJECTS                         1,212


   In a total of six clinical trials conducted at 17 lipid research centers in the United States, NIASPAN has been evaluated in 633 patients with confirmed diagnoses of hyperlipidemia. Three of these clinical trials were double-blinded, placebo-controlled pivotal trials. In each of these studies involving males and females ages 21 to 75, subjects were evaluated for the percentage change from baseline in LDL cholesterol, HDL cholesterol, total cholesterol, triglycerides, apolipoprotein B, Lp(a) and apolipoprotein A-1. Safety endpoints included objective measurements such as liver enzyme levels and levels of fasting glucose and uric acid as well as subjective endpoints, such as flushing and symptoms of gastrointestinal distress. Additionally, the Company is conducting a 22-month, open label safety study, in approximately 728 patients, of which 133 patients had completed the study before May 1996. The results from these 133 patients were included in the Company's NDA submission for NIASPAN. This trial included a subset of patients dosed concomitantly with NIASPAN and a statin or bile-acid sequestrant.

   No clinically significant serious adverse safety trends arose during the clinical trials of NIASPAN. Of all patients treated with NIASPAN in the pivotal and long-term safety trials, only four patients with normal liver function tests at baseline showed clinically significant elevations in liver function tests (defined as elevations greater than three times the upper limit of normal) during treatment with NIASPAN and only two patients treated with NIASPAN discontinued the drug because of elevations in liver function tests. Treatment with NIASPAN revealed no significant differences compared with placebo in the incidence of subjective adverse events with the exception of flushing and rash. The Company believes that such flushing episodes will be acceptable to most patients when they do occur due to the combination of NIASPAN's formulation, its dosing regimen, and proper dose titration. See "-- Cardiovascular Products--NIASPAN--Marketing Strategy for NIASPAN."

   The following table sets forth results with respect to principal efficacy endpoints of the Company's three double-blinded, placebo-controlled pivotal trials and the one open label long-term safety study of NIASPAN. In these studies, NIASPAN consistently showed clinically and statistically significant changes (p/less than/0.001 compared with baseline) in all of the major lipids measured, including those considered to be most important in the development of CHD.

                     NIASPAN LIPID-ALTERING PROFILE((1))

                                                     PERCENTAGE CHANGE
                                                       FROM BASELINE(2)
                                                    --------------------
     Total Cholesterol                              Decreased 11% to 12%
     LDL Cholesterol                                Decreased 14% to 19%
     HDL Cholesterol                                Increased 22% to 29%
     Triglycerides                                  Decreased 25% to 35%
     Lp(a)                                          Decreased 24% to 29%
-------------------
    (1) Intent-to-Treat Population at 2,000 mg Once-a-Day.
    (2) Statistically significant for all indicated lipids at p/less than/0.001.

   Based on the results of the three double-blinded, placebo-controlled clinical trials and the long-term safety study, Kos has filed a NDA seeking approval for NIASPAN for the treatment of elevated total and LDL cholesterol and elevated serum triglycerides, consistent with the FDA's standard labeling for niacin when used as a lipid-altering agent (rather than as a nutritional supplement). Kos believes that its clinical trial data will support the approval of such standard labeling for NIASPAN. The Company also is seeking approval as concomitant therapy with statins and bile-acid sequestrants to decrease total and LDL cholesterol.


   In the clinical trials performed by the Company, NIASPAN was shown to decrease total and LDL cholesterol levels less than reported by statin manufacturers in the 1996 Physician's Desk Reference (the "PDR"). These data also indicate, however, that the statins are less effective than NIASPAN in raising HDL cholesterol and lowering triglycerides. Numerous independent clinical studies evaluating the effects of statins on Lp(a) indicate that the statins have little or no effect on reducing Lp(a), whereas NIASPAN significantly reduces Lp(a).


   MARKETING STRATEGY FOR NIASPAN. The Company intends to market NIASPAN directly to the specialist physicians within the cardiovascular market who are among the leading prescribers of lipid-altering medications. Specifically, the Company believes there are approximately 16,000 specialist physicians, consisting primarily of cardiologists and internists, who account for approximately 40% of the total prescriptions for lipid-altering medications in the United States in 1995. The Company's initial sales force is expected to consist of approximately 70 field representatives and managed care specialists to be trained in explaining the features and benefits of NIASPAN ("detailing") prior to its expected launch in 1997. Kos estimates that it will be able to detail each of these physicians up to six times a year with such a sales force. Kos believes that the significant prior experience of members of its management team in recruiting and managing specialty sales forces in this market, aided by favorable hiring conditions in the pharmaceutical industry, will allow the Company to have its sales force in place within the projected time frame. Within a year following NIASPAN's launch, Kos expects to expand its direct sales force and possibly to supplement it with a contract sales force that will detail selected additional specialist physicians not addressed by the Company's specialty sales force. Although the Company does not expect to hire its field sales force before it receives an indication of the approvability of NIASPAN from the FDA, it is possible that formal approval of NIASPAN could be delayed, thus requiring the Company to pay the salaries of such personnel during any such delay. Following the launch of NIASPAN in the United States, the Company plans to license marketing rights to an established marketing partner in major international markets.

   If approved by the FDA, the marketing of NIASPAN will focus on the NIH and AHA recommendation that niacin be used as first-line drug therapy for the treatment of hyperlipidemia. Additionally, the Company intends to inform the specialist physicians as to the manner in which NIASPAN achieves its safety and efficacy profile. This marketing program will be implemented through direct visits with selected physicians, medical journal reprints, seminars, and clinical discussion groups. The Company also intends to educate patients on the benefits and proper use of NIASPAN through brochures and product sample "starter packs" to encourage proper dose titration. Information delivered by the Company to physicians and patients will include a discussion about the flushing side effects of NIASPAN, including the importance of proper dose titration and adherence to the prescribed dosing regimen to reduce this side effect. Although most patients taking NIASPAN will flush occasionally, the Company believes that the combination of NIASPAN's formulation, its dosing regimen, and proper dose titration should result in an incidence of flushing episodes that are tolerable for most patients. NIASPAN's dosing regimen provides for the drug to be taken once-a-day at night; therefore, any flushing episodes will normally occur while the patient is sleeping. The Company believes that flushing during the night will not cause the discomfort or embarrassment that often accompanies the multiple daytime flushing episodes that occur with IR niacin.

   The Company expects that NIASPAN will be priced below the statins and competitively with gemfibrozil, while retaining the gross margins typically associated with NDA products. The Company believes that NIASPAN's relatively low anticipated selling price combined with its favorable effects on multiple lipid components also should make it attractive to the managed care market. The Company plans to include a number of managed care sales specialists within its sales force to address this market segment.

LIPID-ALTERING COMBINATION PRODUCT

   In addition to NIASPAN, Kos is developing a product that consists of a combination of two currently approved drugs for the treatment of multiple lipid disorders. The combination product will require a NDA. The Company believes that a once-a-day tablet combining the complementary properties of its combination product represents an effective modality for treating patients with multiple lipid disorders. The Company also believes that this once-a-day product should offer significant improvements in patient compliance compared with taking each product independently under their recommended dosing regimens. The potential market for the combination product consists of patients with multiple lipid disorders, including high total and LDL cholesterol, high triglycerides or low HDL cholesterol.

   The product is currently in the formulation development stage, and the Company expects that clinical pharmacology trials will commence in 1997. By or near the time of completion of the development of the combination product, the patent for the one currently patented component compound will have expired, which will enable the Company to market its combination product following FDA approval. Although it is expected that generic versions of the individual components will be marketed following patent expiration, the Company believes that the positive effects of the combination product on multiple lipid components and the convenience associated with taking one tablet, once-a-day should support a price premium compared with any generic versions of the individual drugs.

   The combination product will be marketed by the same Kos specialty sales force that will market NIASPAN and to essentially the same group of physicians.

ISOSORBIDE-5-MONONITRATE

   Kos is developing a once-a-day, controlled-release, oral, generic version of IS-5-MN for the prophylactic treatment of angina pectoris. This product, which will be a branded generic requiring an ANDA filing, is being developed in order to provide Kos with a near-term product for the angina market and to expand its cardiovascular product line. A formulation of IS-5-MN has been developed and the Company began a clinical pharmacology study during November 1996. The Company intends to leverage its specialty sales force by having its sales representatives market IS-5-MN during physician office visits while detailing NIASPAN.

   Angina pectoris is a cardiovascular related disorder that is characterized by thoracic pain and a feeling of suffocation, most often due to anoxia (lack of oxygen supply) to the myocardium precipitated by physical exertion or excitement. The treatment of angina pectoris includes several classes of therapeutic compounds including nitrates, beta-blockers, and calcium channel blockers. The beta-blockers and calcium channel blockers, as well as certain forms of nitrates, are long-acting preparations most commonly prescribed for prophylaxis of chronic angina pectoris. In 1995, U.S. sales of nitrate products approximated $580 million. The only currently marketed once-a-day mononitrate is the fastest growing product within the nitrate segment; U.S. sales of this product grew by 260% in 1995 from 1994. Kos is aware of two other companies that are developing a once-a-day formulation of IS-5-MN.


CAPTOPRIL


   The Company is also developing a once-a-day, controlled-release captopril, an ACE inhibitor for the treatment of hypertension for which a NDA is required. At present, captopril is dosed as an IR tablet to be taken two or three times daily. The U.S. patent on the branded product expired in the first quarter of 1996 and there currently exist many generic forms of this immediate-release product. The Company believes that its controlled-release, once-a-day formulation of captopril will provide a competitive advantage compared with the generic versions of IR captopril and this advantage will support a modest price premium compared with generics. Captopril is currently in the formulation development stage and the Company expects that clinical pharmacology trials will commence in 1997.

   Hypertension is a major health care problem in the United States that accounted for almost half of all cardiovascular related physician visits in 1995. In 1995, U.S. sales of products addressing the antihypertensive disease segment were estimated to be in excess of $5.6 billion. ACE inhibitors constituted the second largest class of products of the antihypertensive market, after calcium channel blockers, generating approximately $2.7 billion in sales in the United States in 1995. In its existing two-to-three times a day dosage forms, sales of captopril in the United States were approximately $520 million in 1995, although 1996 sales have been trending lower because of generic competition. Captopril accounted for approximately 13% of the 65 million prescriptions for ACE inhibitors in the United States in 1995. Kos is aware of one other company that is developing a once-a-day formulation of captopril.


RESPIRATORY PRODUCTS

   The Company is developing five aerosolized inhalation pharmaceutical products, dispensed in MDI devices, for the treatment of asthma. The Company's management has substantial experience in formulating, manufacturing, and marketing aerosolized products.

MARKET OVERVIEW

   The respiratory market consists of the asthma and allergy segments. In 1995, the market for respiratory prescription drugs was $3.2 billion in the United States, of which the market for asthma products was $2.4 billion. Asthma is a complex respiratory disorder that results in troubled breathing due to inflammation and constriction of the bronchial airways, caused by factors including allergens, such as dust and pollen, or vigorous exercise. Asthma is principally treated by two classes of therapeutic compounds, bronchodilators and anti-inflammatory agents. Bronchodilators, which are used to open constricted airways during asthma, include beta-agonists (e.g., albuterol), xanthines (e.g., theophylline) and anti-cholinergics (e.g., ipratropium). Anti-inflammatories, which include cromolyns (e.g., cromolyn sodium) and corticosteroids (e.g., triamcinolone, beclomethasone, and flunisolide) are used to diminish inflammation causing the asthma. Each of these therapeutic compounds, except xanthines, is delivered primarily through MDI devices. Drug delivery through such MDI devices is believed to be the fastest growing form of drug delivery in the asthma market. Kos has focused on this mode of delivery for the asthma market because of its efficacy and because of management's experience with formulating and marketing aerosolized inhalation products.


   Currently, most MDI products use CFC propellants. Although, due to environmental concerns, the use of CFC propellants has been banned or severely restricted for most worldwide commercial uses, CFC's are still permitted in limited amounts for MDI pharmaceutical products under an "essential use" exemption available under the Montreal Protocol on Substances that Deplete the Ozone Layer. It is expected, however, that such "essential use" exemptions will grow more limited and will eventually expire. In anticipation of these future restrictions, all of the Company's proposed MDI products, with the exception of albuterol (CFC), are being developed with environmentally safe non-CFC propellants. See "Government Regulations."

ALBUTEROL (CFC)


   The Company is developing a generic version of albuterol (CFC) to be dispensed in a generic MDI. The Company has commenced scale-up and completed manufacture of clinical supplies of albuterol (CFC). It has recently completed a human clinical validation study and a pivotal clinical pharmacology trial commenced in January, 1997. The Company expects that it will submit an ANDA for its albuterol (CFC) in 1997. Kos intends to distribute albuterol (CFC) through a generic distributor. Although the Company's long-term strategy is to market its own branded proprietary aerosol products using non-CFC propellants, albuterol (CFC) will provide the Company with limited near-term revenue opportunities. Moreover, albuterol (CFC) will enable the Company to demonstrate its aerosol formulation and manufacturing capabilities earlier than would be possible with a non-CFC product. The Company believes that such demonstrated aerosol capabilities might provide it with opportunities to cross-license products or collaborate with other pharmaceutical companies, especially outside the United States, that lack MDI capabilities but that might desire such products. The Company has not had discussions with any third parties regarding any possible licensing arrangements.


   Albuterol is the most widely used MDI product approved for the treatment of asthma, accounting for nearly $680 million in sales and 26 million prescriptions in the United States in 1995, although 1996 sales have been trending lower because of generic competition. Kos anticipates a relatively limited number of generic competitors for generic albuterol because of the manufacturing challenges and the high capital costs of entering the aerosol pharmaceutical business.

TRIAMCINOLONE (NON-CFC) WITH BREATH COORDINATED INHALER ("BCI")

   Kos is developing a proprietary non-CFC formulation of triamcinolone to be used with the Company's proprietary breath coordinated inhaler ("BCI"). This product will require the submission of a NDA. The Company believes that its BCI may improve the coordination of inhalation with actuation of medication, thereby offering possible benefits in patient compliance and uniform dose administration. Triamcinolone is a corticosteroid that is used to treat the underlying inflammation of asthma. Triamcinolone is currently in the formulation development stage and the Company expects clinical pharmacology trials to commence in 1997.

   Inhaled steroids are being widely prescribed because their efficacy for prophylactic treatment is greater than that of other asthma products that can be delivered through MDIs. Triamcinolone, marketed by only one U.S. producer, is the largest selling of the metered-dose inhaled steroids. U.S. sales of inhaled steroids were approximately $450 million in 1995, of which triamcinolone accounted for $199 million.

FLUNISOLIDE (NON-CFC) WITH BCI

   Kos is developing a non-CFC proprietary formulation of flunisolide to be used with its BCI. Flunisolide is a long-acting inhaled steroid for the treatment of asthma. The Kos formulation of flunisolide, for which a NDA is required, is currently in development, and the Company expects clinical pharmacology trials to commence in 1997. Flunisolide, also marketed by only one U.S. producer, is the fastest growing inhaled steroid, with U.S. sales of approximately $120 million in 1995, representing an increase of 40% from 1994.

OTHER MDI AND DEVICE PRODUCTS

   Kos is developing a non-CFC albuterol to address environmental regulations ultimately that will require manufacturers to phase out the CFC-based MDIs, including the Company's generic albuterol (CFC) product. Kos is also developing a second proprietary MDI device, a breath actuated inhaler ("BAI"). The Company's BAI operates automatically and is being developed principally to address the difficulties in taking inhaled medication often faced by children and the elderly. The Company intends to develop the BAI with one of its non-CFC formulations. Clinical pharmacology trials with the BAI are expected to commence in 1998. The Company also is developing a proprietary inhalation dose counter designed to indicate when sufficient doses no longer remain in the aerosol canister, thereby alerting the patient to obtain a "refill" prescription. At present, the Company intends to use the inhalation dose counter on all of its inhalation products with the exception of albuterol (CFC).

COLLABORATION WITH FUISZ TECHNOLOGIES LTD.

   The Company has entered into certain agreements with Fuisz, a company engaged in the development and commercialization of drug delivery and food applications. Pursuant to these agreements, the Company will collaborate with Fuisz in the development of up to six products principally using Fuisz' proprietary microsphere formulation technology. Captopril, the combination product and IS-5-MN are currently being developed pursuant to this collaboration with Fuisz. Fuisz also committed to collaborate on the development of up to three other products; one of these products may be subject to a joint venture arrangement. Kos believes that Fuisz' proprietary microsphere technology is uniquely well-suited to overcome the particular formulation challenges associated with the Company's combination product and with captopril.

   Under the terms of such agreements, Fuisz is responsible for formulating each product and Kos is responsible for the remainder of the development program. The first milestone of Fuisz' formulation work will permit Kos to file Investigational New Drug ("IND") applications with the FDA for subsequent pharmacokinetics and clinical studies on the products. Except for the possible joint venture project, Kos has exclusive rights to manufacture the formulated products and Kos retains exclusive worldwide marketing rights upon exercising its existing option rights. On those products, Kos will pay the development costs and pay license and development fees based on milestone achievement. In addition, the Company will pay royalties to Fuisz based on product sales by Kos.

SPONSORED RESEARCH

BOSTON UNIVERSITY


   Kos is sponsoring basic research at Boston University focused on the role of apolipoproteins in cardiovascular and Alzheimer's diseases. The objective of the research program is to identify molecular agents involved so that pharmaceutical products can be developed for the cardiovascular and Alzheimer's indications. Two patents have been filed related to this research, one of which is owned by Boston University and licensed to the Company and one of which is jointly owned by Boston University and Kos. Although no products have yet been identified for development as a result of this research, the Company would pay royalties upon the sale of such products. The research is being led by Vassilis Zannis, Ph.D., Professor and Director of the Section of Molecular Genetics of the Cardiovascular Institute at Boston University Medical Center. Dr. Zannis is recognized as a leading expert in the research of apolipoproteins.

TUFTS UNIVERSITY


   Since 1988, Kos has also been sponsoring research at Tufts University aimed at identifying and characterizing the pathophysiological significance of mast cell degranulation and mast cell-derived mediators in such diseases as migraine, irritable bowel syndrome, interstitial cystitis, and multiple sclerosis. This research has generated one issued U.S. patent, licensed to Kos, covering the use of inhibitors of mast cell degranulation for the treatment of migraines as well as five other patent applications claiming other therapeutic areas. Although no products have yet been identified for development as a result of this research, the Company would pay royalties upon the sale of such products. This research is being conducted at Tufts University School of Medicine and the New England Medical Center.


   The Company's sponsorship of both research programs currently aggregates approximately $500,000 annually. Kos intends to seek additional industry development partners as research and development efforts increase. Kos has exclusive worldwide rights to all compounds related to the research conducted at both universities.

LICENSING AND OTHER ACTIVITIES


   The Company intends to pursue collaborative opportunities, including licensing the use of selected products and technologies from third parties ("in-licensing"); acquisition of complementary technologies, products or companies; product co-marketing arrangements; joint ventures; and strategic alliances. The Company believes that attractive collaborative opportunities exist in which Kos may be able to leverage its competencies through such potential alliances in order to increase revenue potential for the Company. See "Use of Proceeds."

   Many existing pharmaceutical products, or products currently under development, may be suitable candidates for specialty promotional or co-marketing campaigns. Kos intends to actively attempt to identify licensing, co-marketing and product acquisition opportunities that can complement the Company's future product portfolio. In addition, in situations where third-party drug delivery technologies are complementary to the Company's drug development formulation capabilities, the Company may pursue licensing rights for such technology. The Company may also consider licensing certain of its products and technologies to third parties ("out-licensing").


   Kos intends to explore strategic development and marketing alliances with one or more large pharmaceutical companies to pursue new chemical entities that may emerge from the Company's sponsored research programs.

PATENTS AND PROPRIETARY RIGHTS


   The Company actively seeks, when appropriate and available, protection for its products and proprietary information by means of United States and foreign patents, trademarks, trade secrets and contractual arrangements. Patent protection in the pharmaceutical field, however, can involve complex legal and factual issues. Moreover, broad patent protection for new formulations or new methods of use of existing chemical entities is sometimes difficult to obtain and often of limited usefulness, primarily because the active ingredient and many of the formulation techniques have been known for some time. Consequently, some patents claiming new formulations or new methods of use for old drugs may not provide meaningful protection against competition. Nevertheless, the Company intends to seek patent protection when appropriate and available and otherwise to rely on regulatory-related exclusivity and trade secrets to protect certain of its products, technologies and other scientific information. There can be no assurance, however, that any steps taken to protect such proprietary information will be effective.

   The Company has a patent application pending in the PTO with claims covering NIASPAN'S method of use consistent with its recommended once-a-day dosing regimen. Certain of these claims have recently been held allowable but have not yet been issued as a patent by the PTO. The patent examiner has, however, suspended prosection of the Kos application and referred such application to the PTO's Board of Interference to determine whether an interference should be declared between such Kos application and a method-of-use patent issued to a privately owned generic manufacturer allegedly claiming the same dosing regimen invention.

   On February 7, 1997, the Company and such generic manufacturer entered into an agreement pursuant to which the parties agreed to resolve, as between themselves, the effects of such potential interference by granting each other licenses under their respective patent application and patent, regardless of whether such licenses would be required. Accordingly, under the agreement, the generic manufacturer granted the Company a license to sell products under the generic manufacturer's above referenced patent, under a formulation patent owned by such generic manufacturer, and under corresponding foreign patents owned by such generic manufacturer, and the Company granted the generic manufacturer the right to sell such generic manufacturer's products that are covered by the claims in the Company's patent application and corresponding foreign applications owned by the Company. As consideration for entering into the agreement, the Company agreed to pay the generic manufacturer certain license fees and royalties on the net sales of NIASPAN subject to a cap on such royalty payments in the United States and a separate cap on such payments outside the United States. Neither the license fees nor the royalty payments are material to the financial condition of the Company. The Company may sublicense its rights under the agreement to third parties to make, use, or sell products developed by or for the Company. The generic manufacturer may not sublicense or transfer the license granted to it by Kos, although the generic manufacture may sublicense to third parties the right to supply to the generic manufacturer or market with or on behalf of the generic manufacturer, products that are covered by the generic manufacturer's patents but which are not covered by the Company's patent application. The Company may terminate the agreement after February 7, 2001.

   Various inhalation devices, technologies, and methods of use licensed from, or assigned to Kos by, researchers and engineers engaged in development projects or sponsored research on behalf of Kos are the subject of four issued and one allowed U.S. patent, as well as various corresponding foreign patents. Similar patents applied for in other foreign countries are pending and being pursued by the Company. Six patent applications on certain of the Company's products under development and pertaining to certain of the sponsored research activities are pending at the PTO. The Company believes that most of the once-daily oral products in development under Kos' agreements with Fuisz are protected by various technology patents in the name of Fuisz.


   There can be no assurance, however, that the patents owned and licensed by the Company, or any future patents, will prevent other companies from developing similar or therapeutically equivalent products or that others will not be issued patents that may prevent the sale of Company products or require licensing and the payment of significant fees or royalties by the Company. Furthermore, there can be no assurance that any of the Company's future products or methods will be patentable, that such products or methods will not infringe upon the patents of third parties, or that the Company's patents or future patents will give the Company an exclusive position in the subject matter claimed by those patents.


   NIASPAN and Kos are the Company's principal registered trademarks, although eight other marks have been allowed and published by the PTO and will become registered trademarks upon their use by the Company. As the Company is not yet marketing any product, none of its planned trademarks are considered critical to the business of the Company.


MARKETING

   Kos intends to market its branded proprietary products through its own specialty sales force. A fundamental element of the Company's product selection strategy is to focus on products where a relatively concentrated group of specialist physicians account for a significant portion of the prescriptions for the therapeutic indication addressed by the Company's products. The Company believes that such specialist physicians will be the most receptive to the patient compliance, safety, or other therapeutic advantages that the Company's products will seek to offer. Accordingly, the Company believes that significant market gains can be achieved with such products through the use of a relatively small, well trained sales force concentrating its detailing efforts on informing such specialist physicians about the scientific basis for the therapeutic advantages of the Company's products.


   The Company has not yet established a sales and marketing organization nor has it yet marketed, distributed or sold any product. Members of the Company's management, however, have substantial prior experience in establishing a sales force to market products to specialist physicians. The Company anticipates having an initial sales force of approximately 70 field sales representatives and managed care specialists in place prior to the expected launch of NIASPAN in 1997. Following the launch of NIASPAN and the approval of additional products for marketing, the Company plans to expand substantially its direct sales force to enable it to adequately detail such products to the specialists in both the cardiovascular and respiratory markets as appropriate. In particular, the Company intends to leverage its initial NIASPAN sales force by marketing future cardiovascular products, as they are approved, simultaneously with NIASPAN.

   Following the introduction of NIASPAN, the Company expects to increase its detailing efforts to a larger group of cardiovascular specialists and other frequent prescribers of lipid-altering medications through the use of a contract detail force. The Company will also consider developing its own specialized flex-time (or part-time) sales representatives either to supplement or replace the contract detail force. It is expected that the use of contract and flex-time field forces will be used, in combination or alone, by the Company in the future as other products are added to assist with new product launches and to supplement the ongoing detail efforts of the specialized sales force. Although the Company has had no discussions with any such contract detail organization nor has it commenced the development of its own flex-time sales force, the Company's management has had substantial experience with the use of such field sales organizations to supplement internal sales forces. See "--Cardiovascular Products--Controlled-Release NIASPAN--Marketing Strategy for NIASPAN."

   Following the launch of NIASPAN in the United States, the Company plans to license marketing rights to an established marketing partner in major international markets. Ultimately, the Company will consider establishing its own sales organization in selected foreign markets. To date, the Company has had no material discussions concerning such possible arrangements with other companies.


MANUFACTURING


   In order to maximize the quality of developed products, assure compliance with regulatory requirements, and minimize costs, the Company intends to manufacture all of its products internally. The Company currently has solid-dose production capability in both its Hollywood, Florida and Edison, New Jersey facilities.The Company's Edison facility is currently configured, and largely equipped, to manufacture aerosol inhalation products using both CFC and non-CFC propellants. Although the Company believes that both of these facilities currently operate using current good manufacturing practices as required by the FDA for the manufacture of product to be used in clinical trials, both facilities will require inspection and approval by the FDA before production for commercial sale can commence. The Company estimates that it has sufficient capacity, with limited additional capital outlays, to accommodate sales volume for both solid-dose and aerosol products through the year 2000.

   The Company intends initially to contract the packaging of its solid-dose and aerosol products to third parties. The Company intends to begin in-house packaging operations once product sales volumes justify the capital expenditures required to establish such capabilities. Certain of the Company's raw materials, including the active ingredient in NIASPAN, are currently obtained from single sources of supply. The Company does not have a contractual arrangement with the sole supplier of the active ingredient in NIASPAN pursuant to which the Company obtains such incredient. The Company intends, to the extent possible, to identify multiple sources for all of its key raw materials, including the active ingredient in NIASPAN, although an alternate source for at least one such material will not be available because of the supplier's patent rights.

COMPETITION

   The Company's products will be competing with currently existing or future prescription pharmaceuticals and vitamins in the United States, Europe and elsewhere. Competition among these products will be based on, among other things, efficacy, safety, reliability, availability, price and patent position. In addition, academic institutions, government agencies and other public and private organizations conducting research may seek patent protection, discover new drugs or establish collaborative arrangements for drug research. Many of the Company's existing or potential competitors have substantially greater financial, technical and human resources than the Company and may be better equipped to develop, manufacture and market products.


   The Company's cardiovascular and respiratory products, when developed and marketed, will compete in most cases with well established products containing the same active ingredient already being marketed by medium-sized and large pharmaceutical companies in the United States. For example, the Company's captopril formulation will compete with several other ACE inhibitors that are currently available, all of which have approval for treatment of certain indications using once-a-day administration. Kos is aware of one other company that is developing a once-a-day formulation of captropril. Further, the Company's triamcinolone and flunisolide formulations each will compete with another triamcinolone and flunisolide product, respectively, already being marketed in the United States. Although such competing products are sold only in a CFC version, the Company believes that the originators are developing non-CFC versions.

   Moreover, there are numerous manufacturers of niacin preparations indicated for use as vitamin supplements or, in IR form, for treatment of hyperlipidemia. The Company is not aware that any such manufacturer is actively pursuing an NDA for the once-a-day use of niacin as a lipid-altering agent. The Company believes, however, that a generic manufacturer has performed an early-stage clinical study using niacin as a once-a-day treatment for lipid-altering. Further, the Company's NIASPAN product will compete with many existing lipid-altering medications, which currently account for a much larger portion of the lipid-altering market than do existing niacin products.


GOVERNMENT REGULATION

   The development, manufacture and potential sales of prescription pharmaceutical products is subject to extensive regulation by U.S. and foreign governmental authorities. In particular, pharmaceutical products are subject to rigorous preclinical and clinical testing and to other approval requirements by the FDA in the United States under the Federal Food, Drug and Cosmetic Act ("FFDCA") and the Public Health Service Act and by comparable agencies in most foreign countries.

   Before testing of any agents with potential therapeutic value in healthy human test subjects or patients may begin, stringent government requirements for preclinical data must be satisfied. The data, obtained from studies in several animal species, as well as from laboratory studies, are submitted in an IND application, or its equivalent in countries outside the United States, where clinical studies are to be conducted. The preclinical data must provide an adequate basis for evaluating both the safety and the scientific rationale for the initiation of clinical trials.

   Clinical trials are typically conducted in three sequential phases, although the phases may overlap. In Phase I, which frequently begins with the initial introduction of the compound into healthy human subjects prior to introduction into patients, the product is tested for safety, adverse affects, dosage, tolerance, absorption, metabolism, excretion and other elements of clinical pharmacology. Phase II typically involves studies in a small sample of the intended patient population to assess the efficacy of the compound for a specific indication, to determine dose tolerance and the optimal dose range as well as to gather additional information relating to safety and potential adverse effects. Phase III trials are undertaken to further evaluate clinical safety and efficacy in an expanded patient population at geographically dispersed study sites, in order to determine the overall risk-benefit ratio of the compound and to provide an adequate basis for product labeling. Each trial is conducted in accordance with certain standards under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

   Data from preclinical and clinical trials are submitted to the FDA as a NDA for marketing approval and to other health authorities as a marketing authorization application. The process of completing clinical trials for a new drug is likely to take a number of years and require the expenditure of substantial resources. Preparing a NDA or marketing authorization application involves considerable data collection, verification, analysis and expense, and there can be no assurance that approval from the FDA or any other health authority will be granted on a timely basis, if at all. The approval process is affected by a number of factors, primarily the risks and benefits demonstrated in clinical trials as well as the severity of the disease and the availability of alternative treatments. The FDA or other health authorities may deny a NDA or marketing authorization application if the regulatory criteria are not satisfied, or such authorities may require additional testing or information.

   Even after initial FDA or other health authority approval has been obtained, further studies, including Phase IV post-marketing studies, may be required to provide additional data on safety and will be required to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested. Also, the FDA or other regulatory authorities require post-marketing reporting to monitor the adverse effects of the drug. Results of post-marketing programs may limit or expand the further marketing of the products. Further, if there are any modifications to the drug, including changes in indication, manufacturing process or labeling or a change in manufacturing facility, an application seeking approval of such changes must be submitted to the FDA or other regulatory authority.

   The FFDCA also provides for NDA submissions that may rely in whole or in part on preclinical and clinical safety and efficacy data that are publicly available or are allowed to be referenced from another NDA. The Company may be able to utilize existing publicly available safety and efficacy data in filing NDAs for controlled-release products when such data exist for an approved immediate-release version of the same chemical entity. The Company intends to utilize all relevant available data for its products under development, where appropriate, in order to reduce preclinical and clinical testing and overall development time. There can be no assurance, however, that the FDA will accept such data in the Company's applications, or that such existing data will be available or useful.

   Certain amendments to the FFDCA established abbreviated application procedures for obtaining FDA approval for generic versions of brand name prescription drugs that are off patent or whose marketing exclusivity has expired. Approval to manufacture and market generic drugs is obtained by filing ANDAs. As a substitute for clinical studies, the FDA requires, among other items, data demonstrating that the ANDA drug formulation is bioequivalent to the previously approved brand name formulation. The advantage of the ANDA approval is that an ANDA applicant is not required to conduct preclinical and clinical studies to demonstrate that the product is safe and effective for its intended use.

   Whether or not FDA approval has been obtained, approval of a product by regulatory authorities in foreign countries must be obtained prior to the commencement of commercial sales of the product in such countries. The requirements governing the conduct of clinical trials and product approvals vary widely from country to country, and the time required for approval may be longer or shorter than that required for FDA approval. Although there are some procedures for unified filings for certain European countries, in general, each country at this time has its own procedures and requirements. Further, the FDA regulates the export of products produced in the United States and may prohibit the export even if such products are approved for sale in other countries.

   The Company's research and development involves the controlled use of hazardous materials, chemicals, and various radioactive compounds. Although the Company believes that its procedures for handling and disposing of those materials comply with state and federal regulations, the risk of contamination or injury from these materials cannot be eliminated. In the event of such contamination or injury, the Company could be held liable for resulting damages, which could be material to the Company's business, financial condition and results of operations. The Company is also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens, and the handling of biohazardous materials. Additional federal, state and local laws and regulations affecting the Company may be adopted in the future. Any violation of, and the cost of compliance with, these laws and regulations could materially and adversely affect the Company.

   Completing the multitude of steps necessary prior to the commencement of marketing requires the expenditure of considerable resources and a lengthy period of time. Delay or failure in obtaining the required approvals, clearances, permits or inclusions by the Company or its future corporate partners or licensees, if any, would have a material adverse effect on the ability of the Company to generate sales or royalty revenue. Further, the passage and implementation of new or changed laws or regulations or the potential impact on the Company of such actions cannot be anticipated.

   One of the Company's products under development, albuterol (CFC), uses CFC propellants. CFC propellants are ozone-depleting substances, the use of which is restricted under the Federal Clean Air Act and the Montreal Protocol on Substances that Deplete the Ozone Layer. The United Nations Technology and Economic Assessment Panel (TEAP) reviews requests for specific essential use allocations of CFCs under the Montreal Protocol and makes recommendations to the parties, who determine the yearly bulk allocations for each country. Recently, the Company's Essential Use Application for the use of CFCs during 1997 and 1998 was approved by TEAP and the parties to the Montreal Protocol. Although the Company has received its requested allocation for 1997 and 1998 there can be no assurance that it will receive all or any part of its allocation for 1999, or allocations for future years.

EMPLOYEES


   The Company has approximately 105 permanent employees, of which 68 are engaged in research and development and 19 in manufacturing. No employee is represented by a union. The Company regularly employs the services of outside consultants with respect to regulatory, scientific, and certain administrative and commercial matters. The Company expects to continue to require the services of such outside consultants. The Company believes its employee relations are good.


FACILITIES

   The Company leases approximately 3,400 square feet for its executive offices pursuant to a lease that expires in 1997. The Company leases approximately 14,500 square feet in adjacent buildings in Hollywood, Florida, which are used for the research and development and solid-dose manufacturing operations. These leases expire in November 2000, assuming the Company elects to exercise certain renewal options. An additional 5,200 square feet of office space at the same Hollywood site is leased through July 1997. The Company also occupies approximately 21,500 square feet of space in Edison, New Jersey under a lease that expires in October 2003, assuming the Company elects to exercise a five-year renewal option. The Edison, New Jersey facility is used for research and development, solid-dose manufacturing, and aerosol manufacturing.

LEGAL PROCEEDINGS

   There are no legal proceedings pending against the Company or its properties or to which the Company is a party.

                                  MANAGEMENT


   The following table provides information regarding directors, director nominees, executive officers and key personnel of the Company:


DIRECTORS AND EXECUTIVE OFFICERS

           NAME             AGE                        POSITION
----------------------------------------------------------------------------------
Michael Jaharis ......... 68     Chairman of the Board of Directors
Daniel M. Bell .......... 54     President, Chief Executive Officer and Director
Robert E. Baldini ....... 66     Vice Chairman of the Board of Directors
David J. Bova ........... 51     Senior Vice President, Product Development
John Brademas, Ph.D.  ... 69     Director Nominee(1)
Steven Jaharis, M.D.  ... 37     Director(1)(2)
Louis C. Lasagna, M.D.  . 74     Director Nominee(1)
Mark Novitch, M.D. ...... 64     Director Nominee(2)
Frederick B. Whittemore   66     Director Nominee(2)

OTHER KEY EMPLOYEES

              NAME                AGE                         POSITION
------------------------------------------------------------------------------------------
Marvin F. Blanford, Pharm. D.   49     Vice President, Compliance
Eugenio A. Cefali, Ph.D.  ..... 38     Vice President, Clinical Pharmacology
Anthony J. Cutie, Ph.D.  ...... 53     Vice President, Aerosol Research & Development
David L. Heatherman ........... 50     Vice President, Sales & Marketing
Frederick A. Sexton ........... 37     Vice President, Technical Operations
Arthur W. Brinkmann ........... 62     Director of Human Resources
Christopher P. Kiritsy ........ 32     Director of Financial Analysis and Business Planning
Mukesh P. Patel ............... 39     Director of Licensing
Juan F. Rodriguez ............. 29     Controller

-----------------------------------------------------------------------------

(1) Proposed member of the Audit Committee

(2) Proposed member of the Compensation and Stock Option Committee

   MICHAEL JAHARIS, a founder of the Company, has, since its inception, funded the operations of the Company and served as Chairman of the Board. In this position, Mr. Jaharis has been actively involved in the development of the Company's business strategy and in critical implementation decisions. From 1972 until its acquisition by Schering-Plough Corporation ("Schering-Plough") in 1986, Mr. Jaharis served as the President and Chief Executive Officer of Key Pharmaceuticals, Inc. ("Key Pharmaceuticals"). Mr. Jaharis also serves as Chairman of Kos Investments and Kos Holdings, as Trustee of Tufts University, and as Chairman of the Board of Overseers of Tufts University School of Medicine.

   DANIEL M. BELL, a founder of the Company, has served as a Director and as the President and Chief Executive Officer of the Company since its inception. Mr. Bell also serves as a director of Kos Investments and Kos Holdings and as a director of two private companies in which Kos Investments or Michael Jaharis is the largest shareholder. From 1983 to 1986, Mr. Bell was employed by Key Pharmaceuticals and was serving as its Executive Vice President and Chief Operating Officer at the time of its acquisition by Schering-Plough in June 1986.

   ROBERT E. BALDINI has served as Vice Chairman of the Board since July 1996 and as a senior marketing consultant to the Company since April 1996. In these positions, Mr. Baldini serves as an executive officer of the Company. In addition to performing services for the Company, Mr. Baldini serves as a consultant to, and director of, several private pharmaceutical and medical device companies. Mr. Baldini served Key Pharmaceuticals from 1982 to 1986 as Senior Vice President of Sales and Marketing. Following its acquisition by Schering-Plough, he continued with the Key Pharmaceuticals Division of Schering-Plough until 1995, last serving as its President.

   DAVID J. BOVA, a founder of the Company, has directed the Company's product development efforts since inception and now serves as Senior Vice President, Product Development. Prior to the founding of Kos, Mr. Bova was at Key Pharmaceuticals from 1981 until its acquisition by Schering-Plough; he continued with Schering-Plough until the founding of Kos in 1988. At Key Pharmaceuticals, he last served as the Director of Product Development. Prior to 1981, Mr. Bova was employed by the USV pharmaceutical operation of Revlon Healthcare.


   JOHN BRADEMAS, PH.D. has been nominated to become a Director of the Company immediately following the closing of this offering. Dr. Brademas has been President Emeritus of New York University since 1992. Prior to 1992, he was President of New York University for eleven years and was the U.S. Representative in Congress for Indiana's Third District for twenty-two years. Dr. Brademas serves as a director of Texaco, Inc., NYNEX Corporation, Scholastic, Inc., and Loews Corporation. He is a former Chairman of the Federal Reserve Bank of New York and a former director of the New York Stock Exchange.


   STEVEN JAHARIS, M.D. has served as a Director of the Company since its inception. Dr. Jaharis has been a practicing physician since 1990 and currently serves as a family practitioner at Rush Prudential H.M.O. Dr. Jaharis is the son of Michael Jaharis.

   LOUIS C. LASAGNA, M.D. has been nominated to become a Director of the Company immediately following the closing of this offering. Dr. Lasagna has served as the Dean of the Sackler School of Graduate Biomedical Sciences at Tufts University since 1984. Dr. Lasagna serves as a director of Astra U.S.A. Inc., a subsidiary of Astra AB.

   MARK NOVITCH, M.D. has been nominated to become a Director of the Company immediately following the closing of this offering. Dr. Novitch has served as Professor of Health Care Sciences at George Washington University since 1994. Dr. Novitch was with The Upjohn Company from 1985 to 1993, last serving as its Vice Chairman. From 1971 to 1985, Dr. Novitch was with the FDA, serving as Deputy Commissioner from 1981 to 1985. Dr. Novitch serves as a director of Alteon, Inc., Guidant Corporation, Neurogen Corporation, and Calypte Biomedical, Inc.

   FREDERICK B. WHITTEMORE has been nominated to become a Director of the Company immediately following the closing of this offering. Mr. Whittemore has been with Morgan Stanley Group since 1958 and presently serves as Advisory Director. Mr. Whittemore is a director of various mutual funds organized under Morgan Stanley Asset Management, Inc. Mr. Whittemore also serves as a director of Chesapeake Energy Corporation, PartnerRe Holdings, Ltd., and Integon, Inc.

   MARVIN F. BLANFORD, PHARM. D. joined Kos in 1996 and serves as Vice President, Compliance. Dr. Blanford was the Director of Clinical Research for Noven Pharmaceuticals, Inc. from 1992 to 1995. Previously joining Noven, Dr. Blanford was vice president of a major independent clinical research organization. Dr. Blanford also worked for Key Pharmaceuticals as a research manager from 1981 through 1984.

   EUGENIO A. CEFALI, PH.D. joined the Company in January 1994 and serves as Vice President, Clinical Pharmacology. Dr. Cefali was responsible for clinical pharmacology and Phase IV clinical research at Whitby Pharmaceuticals from 1991 to 1994. Prior to 1991, Dr. Cefali was at Key Pharmaceuticals and Schering-Plough where he was responsible for in-vivo evaluation of certain oral sustained release and transdermal dosage forms.

   ANTHONY J. CUTIE, PH.D. serves as Vice President, Aerosol Research and Development; he has been the Chief Scientific Officer of the Company's aerosol subsidiary since its founding in 1993. For more than 25 years, Dr. Cutie has been an industry consultant in pharmaceutical aerosols and he has worked with over 50 pharmaceutical companies ranging from large multinationals to small generic companies. He has served as a consultant for the FDA, and he has been an active member of various United States Pharmacopia committees and two aerosol committees of the American Association of Pharmaceutical Scientists. Dr. Cutie also serves as Professor of Industrial Pharmacy at Long Island University.

   DAVID L. HEATHERMAN has served as Vice President, Sales and Marketing since July 1996. Mr. Heatherman worked for Schering-Plough from 1972 to 1996 in several capacities including Senior Product Promotion Director, Regional Sales Director, last serving as Managed Care Director.

   FREDERICK A. SEXTON joined the Company in January 1996 and serves as Vice President, Technical Operations. Prior to joining the Company, Mr. Sexton was employed by Boehringer Ingelheim Pharmaceuticals from 1984 through 1995 in various production and quality assurance positions involving solid-dose and aerosol products. Prior to 1984, Mr. Sexton was employed by Ayerst Laboratories in research and production positions.

   ARTHUR W. BRINKMANN has served as Director, Human Resources since September, 1991. Mr. Brinkmann was Director of Human Resources at Key Pharmaceuticals and Schering-Plough from 1984 to 1989. Prior to Key Pharmaceuticals, Mr. Brinkmann worked in human resources at Johnson & Johnson for twenty-one years.


   CHRISTOPHER P. KIRITSY joined the Company in June 1995 and serves as Director, Financial Analysis and Business Planning. Prior to joining the Company, Mr. Kiritsy was with Institute of Molecular Biology, Inc., a development stage biotechnology concern, from 1988 to 1995, where he last served as Associate Director of Product Development.


   MUKESH P. PATEL has served as Director, Licensing since July 1991. Mr. Patel was employed by Glaxo in London, England for eleven years prior to joining the Company, last serving as an International Licensing Executive for Glaxo Holdings.

   JUAN F. RODRIGUEZ, a certified public accountant, joined the Company in November 1995 and serves as Controller. Prior to joining Kos, Mr. Rodriguez was employed by the accounting firms of Rosen and Co. from 1994 to 1995 and Arthur Andersen LLP from 1991 to 1994.

ELECTION, COMMITTEES AND COMPENSATION OF DIRECTORS

   Prior to the consummation of this offering, the Company intends to establish a Compensation and Stock Option Committee and an Audit Committee.

   The Compensation and Stock Option Committee will administer the Company's 1996 Stock Option Plan (the "Option Plan") including, among other things, determining the amount, exercise price and vesting schedule of stock options awarded under the Option Plan. The Compensation and Stock Option Committee will administer the Company's other compensation programs and perform such other duties as may from time to time be determined by the Board of Directors. The Compensation and Stock Option Committee is expected to be comprised of Dr. Jaharis, Dr. Novitch, and Mr. Whittemore.

   The Audit Committee will review the scope and results of the annual audit of the Company's consolidated financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financing controls. The Audit Committee will also examine and consider other matters relating to the financial affairs and accounting methods of the Company, including selection and retention of the Company's independent accountants. The Audit Committee is currently expected to be comprised of Dr. Brademas, Dr. Jaharis, and Dr. Lasagna.

   Each non-employee and non-consultant director of the Company, is entitled to receive a fee of $1,000 for attendance at each meeting of the Board of Directors. In addition, each non-employee and non-consultant director is entitled to receive $500 for attendance at each meeting of a committee of the Board of Directors. All directors are reimbursed for travel expenses incurred in connection with the performance of their duties as directors.

   Each non-employee and non-consultant director is entitled to receive an option to purchase 5,000 shares of Common Stock upon their appointment to the Board of Directors and is entitled to receive an option to purchase 3,000 shares of Common Stock annually thereafter, so long as they continue to serve on the Board of Directors. See "Management--Stock Option Plan."

   Michael Jaharis has elected not to receive fees or stock options in connection with his serving as Chairman of the Board. Although Mr. Jaharis has been actively involved in the development of the Company's business strategy and in critical implementation decisions, he has never been paid compensation by the Company for acting in such capacity. Since July 1, 1996, however, the Company has leased an automobile for Mr. Jaharis' use.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During the fiscal year ended June 30, 1996, Michael Jaharis, the Company's Chairman of the Board, and Daniel M. Bell, the Company's President and Chief Executive Officer, participated in deliberations of the Company's Board of Directors concerning executive officer compensation. Prior to this offering, the Company did not have a stock option or compensation committee.

EXECUTIVE COMPENSATION

   The following table summarizes the compensation during the fiscal years ended June 30, 1996, 1995 and 1994, paid to or earned by the Company's Chief Executive Officer and to the other executive officers of the Company whose annual salary and bonuses exceeded $100,000 during the fiscal year ended June 30, 1996 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM COMPENSATION
                                                                              ------------------------------------------
                                               ANNUAL COMPENSATION                        AWARDS                PAYOUTS
                                     --------------------------------------  ------------------------------  ----------
                                                                                RESTRICTED      SECURITIES
                                                              OTHER ANNUAL        STOCK         UNDERLYING       LTIP   ALL OTHER
NAME AND                               SALARY       BONUS     COMPENSATION       AWARD(S)      OPTIONS/SARS    PAYOUTS COMPENSATION
PRINCIPAL POSITION            YEAR       ($)         ($)           ($)             ($)             (#)            ($)     ($)(1)
------------------            ----     ------     - -----     ------------      ----------     ------------     ------- ------------
Daniel M. Bell                1996     246,000         --          --              --          750,000(2)        --       4,928
 President and                1995     246,000     10,000          --              --               --           --       1,814
  Chief Executive Officer     1994     246,000         --          --              --               --           --         890

David J. Bova                 1996     185,000     25,000          --              --               --           --       1,091
 Senior Vice President,       1995     185,000         --          --              --               --           --         726
  Product Development         1994     164,167         --          --              --               --           --         605

-----------------------------------------------------------------------------
(1) CONSISTS OF LIFE INSURANCE PREMIUMS PAID BY THE COMPANY.

(2) The options originally were granted to Mr. Bell in August 1988. The option terms were amended on June 20, 1996, to extend the expiration date of the options from December 1996 to June 20, 2006. Other material terms of the options, including the exercise price, were not changed. The options are currently exercisable.

   The following table contains information about stock option grants to Named Executive Officers during the fiscal year ended June 30, 1996.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                       POTENTIAL REALIZABLE
                                          INDIVIDUAL GRANTS                                              VALUE AT ASSUMED
                ----------------------------------------------------------------------------              ANNUAL RATE OF
                   NUMBER OF SECURITIES    % OF TOTAL OPTIONS  EXERCISE OR                          STOCK PRICE APPRECIATION
                    UNDERLYING OPTIONS    GRANTED TO EMPLOYEES  BASE PRICE  EXPIRATION               FOR OPTION TERM(1)
NAME                   GRANTED (#)           IN FISCAL YEAR     ($/SHARE)      DATE       0%($)          5%($)       10%($)
---------------- --------------------- ---------------------   ----------   ----------  -------------   ----------  -------
DANIEL M. BELL           750,000(2)              41%            $0.60       6/20/06     $4,800,000     $7,818,694  $12,449,964
DAVID J. BOVA  .              --                 --                --            --             --             --           --

-----------------------------------------------------------------------------
(1) Amounts reflect hypothetical gains that could be achieved for the options if they are exercised at the end of the option term. Those gains are based on assumed rates of stock appreciation of 0%, 5% and 10% compounded annually from the date the option was modified through the expiration date. The Board of Directors estimated the fair market value of Common Stock to be $7.00 per share on the date of such modification.

(2) The options originally were granted to Mr. Bell in August 1988. The option terms were amended on June 20, 1996, to extend the expiration date of the options from December 1996 to June 20, 2006. Other material terms of the options, including the exercise price, were not changed. The options are currently exercisable.

   The following table provides information about the number and value of options held by the Named Executive Officers at June 30, 1996:

                        FISCAL YEAR-END OPTION VALUES

                        NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                   UNDERLYING UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                            AT FY-END(#)                     AT FY-END($)(1)
                  --------------------------------  --------------------------------
NAME                EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
---------------- -------------- ----------------  -------------- ----------------
Daniel M. Bell        750,000            --           $4,800,000           --
David J. Bova  .      275,000            --           $1,718,750           --

-----------------------------------------------------------------------------

(1) For purposes of determining the values of the options held by Named Executive Officers, the Company has assumed that Common Stock had a value of $7.00 per share on June 30, 1996, which is the estimated fair market value the Board of Directors had attributed to the Common Stock on June 20, 1996, in connection with certain grants of options under the Company's stock option plan. The option value is based on the difference between the fair market value of the shares on June 30, 1996 and the option exercise price per share, multiplied by the number of shares of Common Stock subject to the option.

CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENTS

   Each employee of the Company has entered into a Confidentiality Agreement that (i) prohibits the employee from disclosing confidential information relating to the Company and (ii) provides that intellectual property conceived by the employee during the term of employment and relating to the business of the Company remains the exclusive property of the Company.

EMPLOYMENT AGREEMENTS

   The Company entered into an employment agreement with Daniel M. Bell dated as of July 1, 1996. Under the agreement, Mr. Bell serves as President and Chief Executive Officer of the Company for a term expiring on June 30, 2002, unless earlier terminated for cause, upon the death or disability of Mr. Bell, or, at the election of Mr. Bell, upon a change in control of the Company. In the event that Mr. Bell is terminated without cause or upon a change in control of the Company, Mr. Bell is entitled to receive as severance compensation his base salary, bonus compensation and annual stock options until the later to occur of the date thirty-six months after such termination and June 30, 2002. The agreement provides that Mr. Bell receive base annual compensation of $250,000 for each year during the term of the agreement, subject to an annual increase in an amount to be determined by the Board of Directors. Under the agreement, Mr. Bell also receives an annual bonus and an annual stock option grant in amounts to be determined by the Board of Directors based upon Mr. Bell's and the Company's performance. Mr. Bell was paid a bonus of $150,000 in December 1996. The agreement also provides that the Company will provide Mr. Bell with the use of an automobile. Mr. Bell is prohibited from competing with the Company during the term of the agreement and for two years after termination thereof.

   The Company entered into an employment agreement with David Bova dated as of June 15, 1996, pursuant to which Mr. Bova serves as Senior Vice President of the Company. This agreement constitutes an amendment and restatement of a previous employment agreement with Mr. Bova, dated December 18, 1992. Under the agreement, the term of Mr. Bova's employment terminates on December 31, 1997 unless earlier terminated for cause, upon the death or disability of Mr. Bova, or, at the election of Mr. Bova, upon a change in control of the Company. Notwithstanding the foregoing, the Company may exercise an option to extend the term of the agreement for up to twenty-four additional months. The agreement provides that Mr. Bova receive a base salary of $195,000 per year, which amount may be increased by the Company. In December 1996, the Company's Board of Directors determined to award a $25,000 bonus to Mr. Bova, payable to Mr. Bova in 1997. In the event that Mr. Bova is terminated without cause or upon a change in control of the Company, Mr. Bova is entitled to receive as severance compensation his base salary until December 31, 1997. In addition, the agreement provides that Mr. Bova receive royalties in an amount equal to one percent of the net sales of the Company's NIASPAN product and its combination product through December 31, 2003, up to a cap of $4,000,000. The agreement provides that, under certain enumerated circumstances, the royalty amount may be reduced to 0.5% of net sales. The agreement also provides that under certain specific circumstances, the Company's obligation to pay royalties may cease upon Mr. Bova's termination with the Company. The agreement prohibits Mr. Bova from competing with the Company during the term of the agreement and for a period of two years after the termination thereof.

   The Company entered into a consulting agreement with Robert Baldini effective as of April 1, 1996, pursuant to which Mr. Baldini serves as Vice Chairman of the Board and as senior marketing consultant to the Company, advising the Company with respect to its establishment of a sales force and its marketing efforts. Mr. Baldini will receive $75,000 per year under the agreement and is obligated to devote fifty days per year to Company matters. The term of the agreement continues for five years. The agreement is automatically renewable for successive two year periods unless either party provides thirty days prior written notice of its desire not to renew. The agreement is terminable by either party upon 120 days prior written notice. The agreement prohibits Mr. Baldini from competing with the Company during the term of the Agreement.


EMPLOYEE BENEFIT PLANS

STOCK OPTION PLAN


   The Option Plan provides for the grant of both nonstatutory stock options and stock options intended to be treated as incentive stock options within the meaning of Section 422 of the Internal Revenue Code. The Option Plan is intended to provide incentives to, and rewards for, certain eligible employees, consultants and outside directors of the Company who have contributed and will continue to contribute to the success of the Company. The Option Plan was adopted by the Board of Directors and the shareholder of the Company in June 1996. An aggregate of 3,675,000 shares of Common Stock have been reserved for issuance under the Option Plan. The Company has granted options to purchase an aggregate of 2,005,500 shares of Common Stock under the Option Plan to employees and consultants at exercise prices ranging from $0.60 to the initial public offering price per share, including stock options covering an aggregate of 750,000 shares of Common Stock granted to one of the Company's Named Executive Officers. The Company has also granted options to purchase an aggregate of 325,000 shares of Common Stock outside of the Option Plan to an employee and a consultant, including stock options covering an aggregate of 275,000 shares of Common Stock granted to one of the Company's Named Executive Officers.


   Under the Option Plan, the Compensation and Stock Option Committee of the Board of Directors of the Company (the "Stock Option Committee") is authorized to administer the Option Plan, including the selection of employees and consultants of the Company to whom options may be granted. The Stock Option Committee also determines the number of shares, the exercise price, the term, any conditions on exercise and other terms of each option granted to an employee or consultant. Options granted to employees or consultants under the Option Plan become vested over a period of four years or such shorter or longer period as may be determined by the Stock Option Committee at the time of grant. The duration of an option granted to an employee or consultant under the Option Plan is ten years from the date of grant, or such shorter or longer period as may be determined by the Stock Option Committee at the time of grant or as may result from the death, disability, or termination of the employment of the employee or consultant to whom the option is granted.

   The Option Plan prescribes a formula for determining the amount, price and timing of awards of stock options to the eligible outside directors. Upon his or her election to the Board of Directors of the Company, an eligible outside director will receive an option to purchase 5,000 shares of the Company's common stock. On each anniversary of his or her appointment to the Board of Directors of the Company, an eligible outside director will receive an option to purchase 3,000 shares of the Company's common stock. The exercise price of each share subject to an option granted to an outside director will be the fair market value of the Company's common stock on the later of (a) the earlier of the date of an initial public offering of the Company's common stock or December 31, 1996, or (b) the date the option is granted. Each option granted to an outside director under the Option Plan becomes vested on the first anniversary of its date of grant. The duration of an option granted to an outside director under the Option Plan is the lesser of ten years from the date of grant or one year from the date of the outside director's death.

   The options are non-transferable other than by will or by the laws of descent and distribution. The Option Plan may be amended at any time by the Board of Directors, although certain amendments require shareholder approval. The Option Plan terminates in June 2006.

401(K) PLAN

   The Company's Internal Revenue Code Section 401(k) Plan, known as the Kos Savings Plan, became effective on January 1, 1994. Each employee who has completed at least one year of service with the Company and has attained age 21 is eligible to make pre-tax elective deferral contributions each year not exceeding the greater of a specified statutory amount or 15 percent of the employee's compensation for the year. An employee is always 100 percent vested in the employee's elective deferral contributions. The Company makes no contributions under this plan.

                             CERTAIN TRANSACTIONS

   During 1995 the Company acquired certain property including used computers, laboratory equipment and supplies and certain other office equipment and furnishings from the Institute of Molecular Biology, Inc. ("IMB"), a company controlled by Kos Investments. In the aggregate, such purchases totaled approximately $83,500. Until June 1996, Daniel M. Bell, the Company's President and Chief Executive Officer, also served as the Chairman of the Board of Directors and Chief Executive Officer of IMB.


   Michael Jaharis, the sole shareholder of Kos Investments, has personally guaranteed the repayment of a loan to Kos Investments from certain financial institutions. Prior to March 21, 1995, the Company was the primary borrower under this loan, and therefore received the benefit of the personal guaranty extended by Mr. Jaharis. As consideration for Mr. Jaharis's personal guaranty, the Company agreed to pay Mr. Jaharis an annual fee of 0.25% of the average amount outstanding under the loan during the Company's fiscal year. The Company paid Mr. Jaharis $28,700 and $92,333 during the fiscal years ended June 30, 1994 and 1995, respectively. In March 1995, the Company was released as a borrower under the loan.

   The Company executed the Convertible Note, dated as of July 1, 1996, the proceeds of which will be used to fund the Company's operations until the consummation of this offering, in connection with a loan to the Company from Kos Investments in the aggregate principal amount of up to $15.0 million. Under the terms of this note, interest accrues on the outstanding principal amount at First Union National Bank of Florida's prime rate commencing July 1, 1996, escalating to a rate of 1% over such prime rate during calendar year 1997, 2% over such prime rate during calendar year 1998, and 3% over such prime rate during calendar year 1999 until maturity. Principal and interest under this note are due on June 30, 1999. From time to time, at Kos Investments' option, principal and interest outstanding under this note may be converted, in whole or in part, into Common Stock at a conversion price per share equal to the initial public offering price per share. As of February 7, 1997, the Company had borrowed $11,355,000 under this note.

                            PRINCIPAL SHAREHOLDERS


   The following table sets forth, as of February 7, 1997 and as adjusted at that date to reflect the sale of Common Stock offered by the Company hereby, information with respect to the beneficial ownership of the Company's Common Stock by: (i) each person known by the Company to beneficially own more than five percent (5%) of the outstanding shares of the Company's Common Stock;
(ii) each director and director nominee of the Company; (iii) the Company's Named Executive Officers; and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the shareholders named in this table: (a) has sole voting and investment power with respect to all shares of Common Stock beneficially owned; and (b) has the same address as the Company.


                                                                          PERCENTAGE
                                                                     BENEFICIALLY OWNED(1)
                                                          -----------------------------------------
                                 SHARES BENEFICIALLY
BENEFICIAL OWNER                       OWNED(1)            BEFORE THE OFFERING   AFTER THE OFFERING
--------------------------- --------------------------- --------------------  -------------------
Michael Jaharis(2) ........           10,000,000                  100.0%                74.0%
Daniel M. Bell(3) .........              750,000                    7.0%                 5.5%
David J. Bova(4) ..........              275,000                    2.7%                 2.0%
Robert E. Baldini .........                   --                    --                  --
John Brademas, Ph.D.  .....                   --                    --                  --
Steven Jaharis, M.D.  .....                   --                    --                  --
Louis C. Lasagna, M.D.  ...                   --                    --                  --
Mark Novitch, M.D. ........                   --                    --                  --
Frederick B. Whittemore  ..                   --                    --                  --
All Officers and Directors
  as a group (9 persons)(5)           11,025,000                  100.0%                81.7%

-----------------------------------------------------------------------------


(1) Shares beneficially owned and percentage of ownership are based on 10,000,000 shares of Common Stock outstanding before this offering and 13,500,000 shares of Common Stock outstanding after the closing. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and disposition power with respect to securities.

(2) All shares are held by Kos Holdings, Inc., which is wholly owned by Kos Investments, Inc., of which Mr. Jaharis is the sole shareholder, and with respect to such shares Mr. Jaharis has sole voting and investment power. Excludes 811,071 shares of Common Stock (assuming a public offering price of $14.00 per share) issuable to Kos Investments upon the conversion, if any, of the Convertible Note.


(3) Consists of 750,000 shares of Common Stock that may be purchased by Mr. Bell pursuant to an option, which is currently exercisable.

(4) Consists of 275,000 shares of Common Stock that may be purchased by Mr. Bova pursuant to an option, which is currently exercisable.

(5) Includes an aggregate of 1,025,000 shares underlying currently exercisable options to purchase Common Stock.

                         DESCRIPTION OF CAPITAL STOCK


   The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock having a par value of $.01 per share and 10,000,000 shares of Preferred Stock having a par value of $.01 per share ("Preferred Stock"). As of February 7, 1997, 10,000,000 shares of Common Stock and no shares of Preferred Stock were outstanding. An additional 2,330,500 shares of Common Stock may be issued upon the exercise of outstanding stock options and an additional 811,071 shares of Common Stock (assuming a public offering price of $14.00 per share) issuable upon conversion, if any, of the Convertible Note.


COMMON STOCK

   Each holder of Common Stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, holders of a majority of the issued and outstanding Common Stock will have the right to elect all the Company's directors and otherwise control the affairs of the Company.

   Holders of Common Stock are entitled to dividends on a pro rata basis upon declaration of dividends by the Board of Directors. Dividends are payable only out of funds legally available for the payment of dividends. The Board of Directors is not required to declare dividends, and it currently expects to retain earnings to finance the development of the Company's business. See "Dividend Policy."

   Upon a liquidation of the Company, holders of the Common Stock will be entitled to a pro rata distribution of the assets of the Company, after payment of all amounts owed to the Company's creditors, and subject to any preferential amount payable to holders of Preferred Stock of the Company, if any. Holders of Common Stock have no preemptive, subscription, conversion, redemption or sinking fund rights.

PREFERRED STOCK

   The Articles permit the Company's Board of Directors to issue shares of Preferred Stock in one or more series and to fix the relative rights, preferences and limitations of each series. Among such rights, preferences and limitations are dividend rates, provisions of redemption, rights upon liquidation, conversion privileges and voting powers. Should the Board of Directors elect to exercise this authority, the rights and privileges of holders of Common Stock could be made subject to the rights and privileges of any such series of Preferred Stock. The Board of Directors of the Company currently has no plans to issue any shares of Preferred Stock. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

CERTAIN ANTI-TAKEOVER PROVISIONS INCLUDED IN THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

   The Articles permit removal of directors only for cause by the shareholders of the Company at a meeting by the affirmative vote of at least 60% of the outstanding shares entitled to vote for the election of directors (the "Voting Stock"). The Articles provide that any vacancy on the Board of Directors may be filled only by the remaining directors then in office.

   The Articles also contain provisions which require: (i) the affirmative vote of 60% of the Voting Stock to amend the Articles of Incorporation or Bylaws of the Company; and (ii) the demand of not less than 50% of all votes entitled to be cast on any issue to be considered at a proposed special meeting to call a special meeting of shareholders. In addition, the Articles require that all shareholder action, including the election of directors, be taken by means of a vote at a duly convened shareholders meeting and not by use of written consents.

   The Company's Bylaws establish an advance notice procedure for the nomination of candidates for election as directors by shareholders as well as for shareholder proposals to be considered at shareholders' meetings.

   The above-described provisions may have certain anti-takeover effects. Such provisions, in addition to the provisions described below, may make it more difficult for persons, without the approval of the Company's Board of Directors, to make a tender offer or acquire substantial amounts of the Common Stock or launch other takeover attempts that a shareholder might consider in such shareholder's best interests, including attempts that might result in the payment of a premium over the market price for the Common Stock held by such shareholder.

CERTAIN PROVISIONS OF FLORIDA LAW

   The Company is subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law, unless the corporation has elected to opt out of those provisions in its articles of incorporation or bylaws. The Company has not elected to opt out of certain of those provisions. The Florida Business Corporation Act (the "FBCA") prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition or unless the acquisition is approved by the corporation's board of directors. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power (ii) one-third or more but less than a majority of such voting power; and (iii) more than a majority of such voting power.

   The FBCA also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder, (ii) the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years or (iii) the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares. The Company's Articles provide that the FBCA's affiliated transaction voting requirements will not apply to the Company.

TRANSFER AGENT AND REGISTRAR


   American Stock Transfer & Trust Company has been appointed the transfer agent and registrar for the Common Stock. Its address is 40 Wall Street, 46th Floor, New York, New York 10005.

                       SHARES ELIGIBLE FOR FUTURE SALE


   Upon completion of this offering, the Company will have 13,500,000 shares of Common Stock outstanding. Of these shares, the 3,500,000 shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company), which shares will be subject to the resale limitations, described below, of Rule 144 promulgated under the Securities Act. The remaining 10,000,000 shares are deemed to be "restricted securities," as that term is defined under Rule 144, in that such shares were issued and sold by the Company in private transactions not involving a public offering and, as such, may only be sold pursuant to an effective registration under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act (the "Restricted Shares"). The Restricted Shares are eligible for sale under Rule 144 (subject to certain recurring three-month volume limitations prescribed therein). The Company has granted certain registration rights to its sole shareholder and to Kos Investments, the holder of the note representing the Investments Loan. These entities have "piggyback" registration rights to request that the Company register any of their shares in the event that the Company proposes to register any of its securities under the Securities Act. Additionally, these entities have "demand" registration rights to have the Company prepare and file, on three occassions, a registration statement so as to permit a public offering and sale of their shares of Common Stock.

   The existing shareholder of the Company, which will beneficially hold an aggregate of 10,000,000 shares of Common Stock upon consummation of this offering, holders of options to purchase an aggregate of 2,330,500 shares of Common Stock, and Kos Investments, Inc., the holder of the Convertible Note, which may be converted into 811,071 shares of Common Stock (assuming a public offering price of $14.00 per share), have agreed with the Underwriters not to sell or otherwise dispose of any of those shares of Common Stock for a period of 180 days after the date of this Prospectus without the written consent of Cowen & Company, a Representative of the Underwriters. Cowen & Company may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up restrictions.


   In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated with an affiliate), who has owned restricted shares of Common Stock beneficially for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the common stock is quoted on Nasdaq National Market, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. The Securities and Exchange Commission is currently considering a proposal to reduce the Rule 144 holding period for restricted securities to one year.


   The Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under the Option Plan, thereby permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. As of December 31, 1996, options to purchase 2,005,500 shares of Common Stock were outstanding under the Option Plan.


   Prior to this offering, there has been no public market for the securities of the Company. No prediction can be made as to the effect, if any, that public sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Common Stock prevailing from time to time. Nevertheless, sales of a substantial number of shares by the existing shareholder or by shareholders purchasing Common Stock in this offering could have a negative effect on the market price of Common Stock and could impair the Company's ability in the future to raise additional capital through the sale of its equity securities.

                                 UNDERWRITING

   Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Cowen & Company, Dillon, Read & Co. Inc. and Salomon Brothers Inc have severally agreed to purchase from the Company the following respective number of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus:

                                  NUMBER OF SHARES
UNDERWRITER                       OF COMMON STOCK
----------------------------- ---------------------
Cowen & Company .............
Dillon, Read & Co. Inc.  ....
Salomon Brothers Inc ........

                               ---------------------
  Total .....................        3,500,000
                               =====================

   The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriter's obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

   The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not
is excess of $     per share. The Underwriters may allow and such dealers may
re-allow a concession not in excess of $      per share to certain other
dealers. The Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority. After the initial public offering of the shares, the offering price and other selling terms may from time to time be varied by the Underwriters.


   The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 525,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus, to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them shown in the foregoing table bears to the total number of shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of share of Common Stock offered hereby.

   Each of the Company, its sole shareholder and the Company's directors, officers and key personnel who hold options to purchase shares of Common Stock, holding in the aggregate 12,330,500 shares or options to purchase shares of Common Stock, and the holder of the Convertible Note have agreed that they will not during the period commenced on the date hereof and ending 180 days after the date of this Prospectus, without the prior written consent of Cowen & Company, (i) directly or indirectly, offer, sell, assign, transfer, encumber, pledge, contract to sell, grant an option to purchase or otherwise dispose of, other than by operation of law, any shares of Common Stock (other than the shares offered hereby and, in the case of the Company, in certain limited circumstances), options, rights or warrants to acquire shares of Common Stock, or securities convertible into or exercisable or exchangeable for shares of Common Stock (whether such shares or any such securities are now owned or hereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing lockup would prohibit, without the prior written consent of Cowen & Company, the sale by Mr. Jaharis of any direct or indirect interest in Kos Investments, or by Kos Investments of any direct or indirect interest in Kos Holdings.

   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

   Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. The factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, the revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations and the Company's management.

                                LEGAL MATTERS


   The validity of the shares of Common Stock offered hereby and certain intellectual property matters are being passed upon for the Company by Holland & Knight, One East Broward Boulevard, Suite 1300, Fort Lauderdale, Florida 33301. Certain matters are being passed upon for the Underwriters by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.


                                   EXPERTS


   The consolidated financial statements included in this prospectus and this registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm, as experts in giving said report.

                   KOS PHARMACEUTICALS, INC. AND SUBSIDIARY

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                   PAGE
                                                                                                ---------
Report of Independent Certified Public Accountants ...........................................     F-2

Financial Statements:

Consolidated Balance Sheets at June 30, 1995 and 1996 and December 31, 1996 (unaudited)  .....     F-3

Consolidated Statements of Operations for the year ended June 30, 1994, 1995 and 1996 and the period July 1, 1988 (inception) to June 30, 1996 and for the six months ended December 31,
  1995 and 1996 (unaudited) and for the period from July 1, 1988 (inception) to December 31,
  1996 (unaudited) ...........................................................................     F-4

Consolidated Statements of Shareholder's Equity (Deficit) for the period July 1, 1988 (incep-
  tion) to June 30, 1996 and for the six months ended December 31, 1996 (unaudited) ..........     F-5

Consolidated Statements of Cash Flows for the year ended June 30, 1994, 1995 and 1996 and for the period ended July 1, 1988 (inception) to June 30, 1996 and for the six months ended De-
  cember 31, 1995 and 1996 (unaudited) and for the period from July 1, 1988 (inception) to De-
  cember 31, 1996 (unaudited) ................................................................     F-6

Notes to Consolidated Financial Statements ...................................................     F-7

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
 Kos Pharmaceuticals, Inc.:


   We have audited the accompanying consolidated balance sheets of Kos Pharmaceuticals, Inc. (a development stage corporation and wholly-owned subsidiary of Kos Holdings, Inc.) and subsidiary as of June 30, 1995 and 1996, and the related consolidated statements of operations, shareholder's equity (deficit) and cash flows for each of the three years in the period ended June 30, 1996 and for the cumulative period from inception (July 1, 1988) to June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kos Pharmaceuticals, Inc. and subsidiary as of June 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, and for the cumulative period from inception (July 1, 1988) to June 30, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP


Miami, Florida,
 July 15, 1996, (except with respect to the matters discussed in Note 7, as to which the date is February 7, 1997).


                   KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE CORPORATION AND WHOLLY-OWNED SUBSIDIARY OF KOS HOLDINGS, INC.)
                         CONSOLIDATED BALANCE SHEETS

                                                            JUNE 30,                DECEMBER 31,
                                                --------------------------------  ---------------
                                                      1995             1996             1996
                                                --------------- ---------------  ---------------
                                                                                     (UNAUDITED)
ASSETS
Current Assets:
 Cash and cash equivalents ...................    $     40,973     $    193,484     $    357,520
 Prepaid expenses and other current assets  ..          78,205          165,392          233,841
                                                --------------- ---------------  ---------------
  Total current assets .......................         119,178          358,876          591,361
Fixed Assets, net ............................       2,235,456        1,921,943        2,605,404
                                                --------------- ---------------  ---------------
  Total assets ...............................    $  2,354,634     $  2,280,819     $  3,196,765
                                                ===============  ===============   ===============
LIABILITIES AND SHAREHOLDER'S EQUITY
  (DEFICIT)
  Current Liabilities:
   Accounts payable ..........................    $    751,352     $    195,299     $    515,595
 Accrued expenses ............................         496,790          171,371          536,409
 Loan from Kos Investments, Inc. .............              --               --        8,355,000
                                                --------------- ---------------  ---------------
  Total current liabilities ..................       1,248,142          366,670        9,407,004
                                                --------------- ---------------  ---------------
Minority Interest ............................         163,869               --               --
                                                --------------- ---------------  ---------------
Commitments and Contingencies (Note 5)
Shareholder's Equity (Deficit):
 Common stock, $.01 par value, 50,000,000
   shares authorized, 10,000,000 shares issued
   and outstanding ...........................         100,000          100,000          100,000
 Preferred stock, $.01 par value, 10,000,000
   shares authorized, none issued and
   outstanding ...............................              --               --               --
 Additional paid-in capital ..................      36,507,000       58,472,323       58,472,323
 Deficit accumulated in the development stage      (35,664,377)     (56,658,174)     (64,782,562)
                                                --------------- ---------------  ---------------
  Total shareholder's equity (deficit)  ......         942,623        1,914,149       (6,210,239)
                                                --------------- ---------------  ---------------
  Total liabilities and shareholder's
    equity (deficit) .........................    $  2,354,634     $   2,280,819    $  3,196,765
                                                ===============  ===============   ===============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                   KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE CORPORATION AND WHOLLY-OWNED SUBSIDIARY OF KOS HOLDINGS, INC.)
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  FOR THE YEAR ENDED JUNE 30,
                                      ---------------------------------------------------
                                            1994             1995               1996
                                      --------------- ----------------  ----------------

Revenues ...........................    $    22,461      $     14,300       $         --
                                      --------------- ----------------  ----------------
Expenses:
 Research and development ..........      6,662,626         8,386,872         13,815,776
 General and administrative  .......      1,619,038         1,613,832          1,772,060
 Compensation recognized on
   modification of stock option
   grants (Note 6) .................             --                --          5,436,000
                                      --------------- ----------------  ----------------
                                          8,281,664        10,000,704         21,023,836
                                      --------------- ----------------  ----------------
Other (Income) Expense:
 Other income ......................         (1,687)               --                --
 Interest (income) expense, net  ...      1,058,029         1,025,559            (13,860)
 Interest expense-related parties  .         50,010            26,898                 --
                                      --------------- ----------------  ----------------
  Total other (income) expense  ....      1,106,352         1,052,457            (13,860)
                                      --------------- ----------------  ----------------
  Loss before minority interest  ...     (9,365,555)      (11,038,861)       (21,009,976)
Minority Interest ..................       (164,401)              532             16,179
                                      --------------- ----------------  ----------------
  Net loss .........................    $(9,529,956)     $(11,038,329)      $(20,993,797)
                                      ===============  ================   ================
Net loss per Share .................    $     (0.84)     $      (0.98)      $      (1.86)
                                      ===============  ================   ================
Weighted Average Shares of Common
  Stock Outstanding ................     11,304,786        11,304,786         11,304,786
                                      ===============  ================   ================

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                         CUMULATIVE
                                           PERIOD                  SIX MONTHS
                                       FROM INCEPTION                ENDED                  JULY 1, 1988
                                       (JULY 1, 1988)             DECEMBER 31,             (INCEPTION) TO
                                        TO JUNE 30,   --------------------------------       DECEMBER 31,
                                            1996            1995             1996              1996
                                      --------------- -------------------------------- ----------------
                                                                  (UNAUDITED)               (UNAUDITED)
Revenues ...........................    $     36,761     $        --      $         --     $      36,761
                                      --------------- ---------------  --------------- ----------------
Expenses:
 Research and development ..........      38,705,510       6,426,071         6,056,677        44,762,187
 General and administrative  .......       8,871,358         788,842         1,936,611        10,807,969
 Compensation recognized on
   modification of stock option
   grants (Note 6) .................       5,436,000              --                --         5,436,000
                                      --------------- ---------------  --------------- ----------------
                                          53,012,868       7,214,913         7,993,288        61,006,156
                                      --------------- ---------------  --------------- ----------------
Other (Income) Expense:
 Other income ......................         (10,103)             --                --           (10,103)
 Interest (income) expense, net  ...       3,413,997          (7,718)           (5,182)        3,408,815
 Interest expense-related parties  .         130,483              --           136,282           266,765
                                      --------------- ---------------  --------------- ----------------
  Total other (income) expense  ....       3,534,377          (7,718)          131,100         3,665,477
                                      --------------- ---------------  --------------- ----------------
  Loss before minority interest  ...     (56,510,484)     (7,207,195)       (8,124,388)      (64,634,872)
Minority Interest ..................        (147,690)            837                --          (147,690)
                                      --------------- ---------------  --------------- ----------------
  Net loss .........................    $ (56,658,174)   $(7,206,358)      $(8,124,388)     $(64,782,562)
                                      ===============  ===============   ===============  ================
Net loss per Share .................    $      (5.01)    $     (0.64)      $     (0.72)     $      (5.73)
                                      ===============  ===============   ===============  ================
Weighted Average Shares of Common
  Stock Outstanding ................      11,304,786      11,304,786        11,304,786        11,304,786
                                      ===============  ===============   ===============  ================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


                   KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE CORPORATION AND WHOLLY-OWNED SUBSIDIARY OF KOS HOLDINGS, INC.)
          CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)

                                                                           DEFICIT
                                                                         ACCUMULATED
                                                        ADDITIONAL          IN THE
                                            COMMON        PAID-IN        DEVELOPMENT
                                            STOCK         CAPITAL           STAGE             TOTAL
                                         ----------- --------------  ---------------- ---------------
Issuance of common stock ..............    $100,000     $        --     $         --    $    100,000
Capital contributions from Parent  ....          --        390,000                --         390,000
Net loss ..............................          --             --         (621,814)        (621,814)
                                         ----------- --------------  ---------------- ---------------
Balance at June 30, 1989 ..............     100,000         390,000        (621,814)        (131,814)
Net loss ..............................          --             --       (1,389,932)      (1,389,932)
                                         ----------- --------------  ---------------- ---------------
Balance at June 30, 1990 ..............     100,000         390,000      (2,011,746)      (1,521,746)
Net loss ..............................          --             --       (2,445,506)      (2,445,506)
                                         ----------- --------------  ---------------- ---------------
Balance at June 30, 1991 ..............     100,000         390,000      (4,457,252)      (3,967,252)
Net loss ..............................          --             --       (3,893,185)      (3,893,185)
                                         ----------- --------------  ---------------- ---------------
Balance at June 30, 1992 ..............     100,000         390,000      (8,350,437)      (7,860,437)
Net loss ..............................          --             --       (6,745,655)      (6,745,655)
                                         ----------- --------------  ---------------- ---------------
Balance at June 30, 1993 ..............     100,000         390,000     (15,096,092)     (14,606,092)
Net loss ..............................          --             --       (9,529,956)      (9,529,956)
                                         ----------- --------------  ---------------- ---------------
Balance at June 30, 1994 ..............     100,000         390,000     (24,626,048)     (24,136,048)
Capital contributions from Parent  ....          --       5,745,000              --        5,745,000
Assumption of note payable by Parent  .          --      30,372,000              --       30,372,000
Net loss ..............................          --             --      (11,038,329)     (11,038,329)
                                         ----------- --------------  ---------------- ---------------
Balance at June 30, 1995 ..............     100,000      36,507,000     (35,664,377)         942,623
Capital contributions from Parent  ....          --      16,381,633              --       16,381,633
Modification of options (Note 6)  .....          --       5,436,000              --        5,436,000
Contribution of minority interest  ....          --         147,690              --          147,690
Net loss ..............................          --              --     (20,993,797)     (20,993,797)
                                         ----------- --------------  ---------------- ---------------
Balance at June 30, 1996 ..............     100,000      58,472,323     (56,658,174)       1,914,149
Net loss (unaudited) ..................          --             --       (8,124,388)      (8,124,388)
                                         ----------- --------------  ---------------- ---------------
Balance at December 31, 1996
(unaudited) ...........................    $100,000     $58,472,323    $(64,782,562)    $ (6,210,239)
                                         ===========  ==============   ================  ===============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


                   KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE CORPORATION AND WHOLLY-OWNED SUBSIDIARY OF KOS HOLDINGS, INC.)
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 FOR THE YEAR ENDED JUNE 30,
                                        ---------------------------------------------
                                             1994           1995             1996
                                        ------------- --------------  --------------

Cash Flows from
  Operating Activities:
   Net loss ..........................   $(9,529,956)   $(11,038,329)    $(20,993,797)
 Adjustments to reconcile net loss to
   net cash used in operating
   activities--
     Depreciation and amortization ...       260,053         409,528          522,288
  Minority interest ..................       164,401            (532)         (16,179)
  Compensation recognized on
    modification of stock option
    grants ...........................            --              --        5,436,000
  Changes in operating assets and
    liabilities:
   Prepaid expenses and other
     current assets ..................       (92,203)         55,729          (87,187)
   Accounts payable ..................      (310,472)        130,011         (556,053)
   Accrued expenses ..................       514,469         362,359         (325,419)
                                        ------------- --------------  --------------
    Net cash used in operating
      activities .....................    (8,993,708)    (10,081,234)     (16,020,347)
                                        ------------- --------------  --------------
Cash Flows from
  Investing Activities:
   Capital expenditures ..............    (1,051,152)     (1,223,221)        (208,775)
                                        ------------- --------------  --------------
Cash Flows from
  Financing Activities:
   Proceeds from issuance of common
    stock  ...........................            --              --               --
 Capital contributions received from
   Parent ............................            --       5,745,000       16,381,633
 Borrowings under note payable  ......    10,050,000       5,582,000               --
 Borrowings under loan from Kos
   Investments, Inc. .................            --              --               --
                                        ------------- --------------  --------------
    Net cash provided by financing
      activities .....................    10,050,000      11,327,000       16,381,633
                                        ------------- --------------  --------------
    Net increase (decrease) in cash  .         5,140          22,545          152,511
Cash and Cash Equivalents, beginning
  of period ..........................        13,288          18,428           40,973
                                        ------------- --------------  --------------
Cash and Cash Equivalents,
  end of period ......................   $    18,428    $      40,973    $    193,484
                                        =============  ==============   ==============
Supplemental Disclosure of
  Cash Flow Information:
   Interest paid .....................   $   728,537    $  1,387,377     $         --
                                        =============  ==============   ==============
Supplemental Disclosure of Noncash
  Information:
   Transfer of note payable to Parent    $        --   $  30,372,000    $          --
                                        =============  ==============   ==============
 Contribution of minority interest
   to paid-in capital ................   $        --   $          --    $     147,690
                                        =============  ==============   ==============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                           CUMULATIVE
                                             PERIOD                SIX MONTHS            JULY 1, 1988
                                         FROM INCEPTION              ENDED               (INCEPTION) TO
                                         (JULY 1, 1988)           DECEMBER 31,            DECEMBER 31,
                                          TO JUNE 30,    -----------------------------   ---------------
                                              1996            1995            1996            1996
                                        --------------- -------------    -------------   ---------------
                                                                  (UNAUDITED)            (UNAUDITED)
Cash Flows from
  Operating Activities:
   Net loss ..........................    $(56,658,174)   $(7,206,358)    $(8,124,388)   $(64,782,562)
 Adjustments to reconcile net loss to
   net cash used in operating
   activities--
     Depreciation and amortization ...       1,589,747        261,907         279,280       1,869,027
  Minority interest ..................         147,690           (838)             --         147,690
  Compensation recognized on
    modification of stock option
    grants ...........................       5,436,000             --              --       5,436,000
  Changes in operating assets and
    liabilities:
       Prepaid expenses and other
        current assets  ..............        (165,392)       (75,201)        (68,449)       (233,841)
   Accounts payable ..................         195,299       (385,996)        320,296         515,595
   Accrued expenses ..................         171,371       (381,703)        365,038         536,409
                                        --------------- -------------  ------------- --------------
    Net cash used in operating
      activities .....................     (49,264,229)    (7,788,189)     (7,228,223)    (56,511,682)
                                        --------------- -------------  ------------- --------------
Cash Flows from
  Investing Activities:
   Capital expenditures ..............      (3,511,690)       (23,353)       (962,741)     (4,474,431)
                                        --------------- -------------  ------------- --------------
Cash Flows from
  Financing Activities:
   Proceeds from issuance of common
    stock  ...........................         490,000             --              --         490,000
 Capital contributions received from
   Parent ............................      22,126,633      8,000,000              --      22,126,633
 Borrowings under note payable  ......      30,372,000             --              --      30,372,000
 Borrowings under loan from Kos
   Investments, Inc. .................              --             --       8,355,000       8,355,000
                                        --------------- -------------  ------------- --------------
    Net cash provided by financing
      activities .....................      52,988,633      8,000,000       8,355,000      61,343,633
                                        --------------- -------------  ------------- --------------
    Net increase (decrease) in cash  .         193,484        188,458         164,036         357,520
Cash and Cash Equivalents, beginning
  of period ..........................              --         40,973         193,484              --
                                        --------------- -------------  ------------- --------------
Cash and Cash Equivalents,
  end of period ......................    $    193,484    $   229,431     $   357,520    $    357,520
                                        ===============  =============   =============  ==============
Supplemental Disclosure of
  Cash Flow Information:
   Interest paid .....................    $  3,476,267    $        --    $         --    $  3,476,267
                                        ===============  =============   =============  ==============
Supplemental Disclosure of Noncash
  Information:
   Transfer of note payable to Parent     $ 30,372,000    $        --    $         --    $ 30,372,000
                                        ===============  =============   =============  ==============
 Contribution of minority interest
   to paid-in capital ................    $     147,690   $        --    $         --    $    147,690
                                        ===============  =============   =============  ==============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                   KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
          (A DEVELOPMENT STAGE CORPORATION AND WHOLLY-OWNED SUBSIDIARY
                             OF KOS HOLDINGS, INC.)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

   The predecessor to Kos Pharmaceutical's, Inc. (the "Company"), Kos Holdings, Inc. ("Holdings") was incorporated in Florida on July 1, 1988 to develop prescription pharmaceutical products principally for the cardiovascular and respiratory markets. On June 25, 1996, the Company was incorporated in Florida as the successor to the business of Holdings. On June 30, 1996, all of the assets and all of the liabilities of Holdings, other than its net operating loss carryforwards, were transferred to the Company in exchange for shares of common stock of the Company (the "Reorganization"). The Reorganization was accomplished in order to transfer the assets and operations of Holdings to the Company while preserving Holdings' net operating losses and related federal tax benefits for Holdings and its sole shareholder and one of its founders. Kos Investments, Inc. ("Investments") is the sole shareholder of Holdings. As this transaction was between entities under common control, the transaction was accounted for on a historical cost basis, in a manner similar to a pooling of interests.


   On June 22, 1993, Holdings and Aeropharm Technology, Inc. ("Aeropharm") entered into a letter of intent for the purchase of a controlling interest in Aeropharm. On February 14, 1995, the transaction was completed through a stock purchase agreement that gave control (80% ownership) of Aeropharm to Holdings. Holdings accounted for its investment in Aeropharm as a consolidated subsidiary from June 22, 1993. On June 20, 1996, Holdings acquired the minority interest in Aeropharm, held by an employee of Aeropharm, in exchange for options to purchase 50,000 shares of common stock, at $7.00 per share, the estimated fair value of the underlying shares at the date of grant. The minority interest at the date of the exchange in the amount of $147,690, was credited to additional paid-in capital.


   On May 6, 1996, the Company submitted a New Drug Application ("NDA") to the U.S. Food and Drug Administration ("FDA") for, NIASPAN, its first cardiovascular product. NIASPAN is a once-a-day, oral, solid dose controlled-release formulation of niacin for the treatment of hyperlipidemia, a multiple lipid disorder that is a primary risk factor for coronary heart disease. Niacin is a water soluble vitamin that has long been recognized as an effective pharmacological agent for the treatment of multiple lipid disorders including elevated LDL and low HDL. The Company has conducted extensive pharmacokinetic studies and three double-blinded, placebo controlled pivotal trials in support of the NDA filing.

   The Company expects to incur substantial additional losses in the near term primarily due to research and development activities and the commencement of sales and marketing efforts associated with NIASPAN. To date, the Company has not marketed any products. Future revenues, if any, are expected to be generated from sales of products. No assurance can be given that the Company's product development efforts will be successfully completed, that required regulatory approvals will be obtained, that products under development can be manufactured at acceptable cost and with appropriate quality or that any products can be successfully marketed. The Company is subject to a number of other risks including, but not limited to, uncertainties related to FDA approval of NIASPAN, uncertainties related to market acceptance, uncertainties related to patents and trademarks, interference and risk of infringement, uncertainties related to limited sales and marketing experience, uncertainties related to competition and technological changes, government regulation and no assurances of regulatory approval, dependence on Fuisz Technologies Ltd. and other collaborations, limited manufacturing experience and risk of scale-up, future capital needs and uncertainty of additional funding, dependence on single sources of supply, and no assurances of adequate third party reimbursement.

   Management is actively pursuing an initial public offering of its common stock to finance operations of the Company. In addition, the Company continuously evaluates licensing agreements, joint development agreements and other transactions that may result in fees or revenues to the

                   KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
          (A DEVELOPMENT STAGE CORPORATION AND WHOLLY-OWNED SUBSIDIARY
                             OF KOS HOLDINGS, INC.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. GENERAL--(CONTINUED)

Company. The likelihood of the success of the Company must be considered in light of the uncertainty caused by problems, expenses, complications and delays frequently encountered in connection with the development of new business ventures.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 BASIS OF PRESENTATION:

   The consolidated financial statements include the results of Holdings (prior to July 1, 1996), the Company and its subsidiary, Aeropharm. All significant intercompany accounts and transactions have been eliminated in consolidation.

 CASH AND CASH EQUIVALENTS:


   For the purpose of the consolidated statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash and cash equivalents. As of June 30, 1995 and 1996, and December 31, 1996, the Company had no cash equivalents.


 MINORITY INTEREST:

   Minority interest represents the minority shareholder's interest in the shareholders' equity and net loss of Aeropharm. As of June 30, 1996, the Company owned 100% of Aeropharm, therefore, no minority interest is reflected.

 FAIR VALUE OF FINANCIAL INSTRUMENTS:


   As of June 30, 1995 and 1996, and December 31, 1996, the carrying amount of cash and cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses approximates fair value due to the short term nature of these accounts.


 CONCENTRATION OF CREDIT RISK:

   The Company has no significant off balance sheet concentrations of credit risk.

 DEPRECIATION AND AMORTIZATION:

   Fixed assets are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets or lease term, if shorter, as follows:

                                                     YEARS
                                              -------------------
Furniture and equipment ....................          3-7
Computer software and hardware .............          3-5
Laboratory and manufacturing equipment  ....          3-5
Leasehold improvements .....................      Life of lease

 RESEARCH AND DEVELOPMENT EXPENSES:

   All research and development expenses are reflected in the Company's consolidated statements of operations as incurred.

 LOSS PER SHARE:

   Loss per share is determined by dividing the net loss attributable to holders of the Company's common stock by the weighted average number of shares of common stock and dilutive common stock

                   KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
          (A DEVELOPMENT STAGE CORPORATION AND WHOLLY-OWNED SUBSIDIARY
                             OF KOS HOLDINGS, INC.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

equivalents outstanding after applying the treasury stock method. Common stock equivalents include the impact of the issuance of options (see Note 6) issued within one year prior to the date of the Company's initial public offering (see Note 7) at exercise prices less than the assumed initial offering price, whether or not the effects are antidilutive.

 INTERIM FINANCIAL DATA:


   In the opinion of the management of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of December 31, 1996, and the results of operations for the six month periods ended December 31, 1995 and 1996. The results of operations and cash flows for the six month period ended December 31, 1996 are not necessarily indicative of the results of operations or cash flows which may be reported for the remainder of fiscal 1997.


 INCOME TAXES:

   The Company follows the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires, among other things, recognition of future tax benefits measured at enacted rates attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities and to tax net operating loss carryforwards to the extent that realization of said benefits is more likely than not. As the net operating loss carryforwards, amounting to approximately $51,000,000, as of the Reorganization were not transferred to the Company, the Company has no deferred tax assets or liabilities as of June 30, 1996. Any operating losses generated by the Company after June 30, 1996 will be available to offset future net income, if any.

 USE OF ESTIMATES:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


 NEW ACCOUNTING PRONOUNCEMENTS:

   In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"). SFAS No. 121 will apply to the Company for the fiscal year ending June 30, 1997. The Company does not believe that SFAS No. 121 would have had a material effect on its financial position or the results of its operations had it been applied in the fiscal year ended June 30, 1996.

   In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 applies to transactions with non-employees after December 15, 1995. The compensation expense recognized for stock option modifications for options held by consultants in fiscal 1996, as more fully described in Note 6, was reflected under the provisions of SFAS 123. SFAS No. 123 will apply to transactions with employees in fiscal 1997. As the Company intends to continue applying the provision of APB 25 for transactions with employees, as permitted by SFAS No. 123, the Company does not believe that SFAS No. 123 will have a material effect on its financial position or the results of its operations.

                   KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
          (A DEVELOPMENT STAGE CORPORATION AND WHOLLY-OWNED SUBSIDIARY
                             OF KOS HOLDINGS, INC.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. FIXED ASSETS

   Fixed assets consist of the following:

                                                            JUNE 30,               DECEMBER 31,
                                                 ------------------------------  --------------
                                                      1995            1996             1996
                                                 -------------- --------------  --------------
                                                                                   (UNAUDITED)
Furniture and equipment .......................    $    246,510    $    297,131    $   310,284
Computer software and hardware ................        323,094         399,847         469,105
Laboratory and manufacturing equipment  .......      1,979,922       2,055,423       2,376,250
Leasehold improvements ........................        753,389         759,289       1,318,792
                                                 -------------- --------------  --------------
                                                     3,302,915       3,511,690       4,474,431
Less-Accumulated depreciation and amortization      (1,067,459)     (1,589,747)     (1,869,027)
                                                 -------------- --------------  --------------
  Fixed assets, net ...........................    $ 2,235,456     $ 1,921,943     $ 2,605,404
                                                 ==============  ==============   ==============

4. NOTE PAYABLE


   Michael Jaharis, the sole shareholder of Investments, has personally guaranteed the repayment of a loan to Investments from certain financial institutions. Prior to March 21, 1995, the Company was the primary borrower under this loan, and therefore received the benefit of the personal guaranty extended by Mr. Jaharis. As consideration for Mr. Jaharis' personal guaranty, the Company agreed to pay Mr. Jaharis an annual fee of 0.25% of the average amount outstanding under the loan during the Company's fiscal year. The Company paid Mr. Jaharis $28,700 and $92,333 during the fiscal years ended June 30, 1994 and 1995, respectively. In March 1995, the Company was released as a borrower under the loan. The assumption of the note payable to bank has been accounted for as a transfer to Investments and is reflected as an increase in "Additional paid-in capital" in the accompanying 1995 consolidated balance sheet. As more fully discussed in Note 7, Investments will continue to fund the operations of the Company through a promissory note.


5. COMMITMENTS AND CONTINGENCIES

 EMPLOYMENT AGREEMENTS

   The Company has entered into three employment agreements that require future minimum payments as follows:

 YEAR ENDING JUNE 30,      AMOUNT
--------------------- -------------
1997 ................    $  595,000
1998 ................       430,000
1999 ................       250,000
2000 ................       250,000
2001 ................       250,000
Thereafter ..........       250,000
                       -------------
                         $ 2,025,000
                       =============

   Salary expense recorded under two of the agreements totaled approximately $244,000, $302,000 and $355,000 during the years ended June 30, 1994, 1995 and 1996, respectively. In addition to the minimum salaries described above, certain of the employment agreements entitle certain officers to royalties on future sales, the aggregate amounts of which may not exceed $5,500,000. The third employment agreement, which is for the President and Chief Executive Officer, was not entered into

                   KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
          (A DEVELOPMENT STAGE CORPORATION AND WHOLLY-OWNED SUBSIDIARY
                             OF KOS HOLDINGS, INC.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

until July 1, 1996. Salary expense recorded under these agreements totaled approximately $297,500 (unaudited) for the six months ended December 31, 1996.


 LEASE COMMITMENTS

   The Company has entered into various operating leases for the rental of office space and laboratory facilities which expire through fiscal 1999. Future minimum commitments under these agreements as of June 30, 1996 are as follows:

 YEAR ENDING JUNE 30,     AMOUNT
--------------------- ------------
1997 ................    $ 322,304
1998 ................     267,133
1999 ................      71,557
                       ------------
                         $ 660,994
                       ============

   As of June 30, 1995 and 1996, standby letters of credit of $157,050 and $65,050, respectively, were issued by a bank on the Company's behalf in favor of the lessors as collateral for the leases which the lessors have agreed to provide to the Company.


   Rent expense under operating leases during the years ended June 30, 1994, 1995 and 1996 and for the six months ended December 31, 1996 was $388,687, $450,890, $578,122 and $272,127 (unaudited), respectively.


 CONSULTING AGREEMENT

   On April 1, 1996, the Company entered into a consulting agreement with the Vice Chairman of the Board of Directors for the formulation and evaluation of product development strategies, negotiations for product licenses and other responsibilities. The consulting agreement provides for an initial five-year term and will automatically renew for each successive two-year period unless notification by either party is given. The consultant receives $75,000 as annual compensation and is also eligible to receive stock options.

 LICENSING AND JOINT VENTURE AGREEMENTS


   The Company has entered into several license agreements (the "License Agreements") with third parties (the "Licensees") for the development of future products. Under the License Agreements, the Company is required to make payments to the Licensees upon completion of various milestones of each project in order to secure exclusive rights to develop, manufacture, sell and/or sublicense future products developed through the License Agreements. In connection with the License Agreements, the Company recorded licensing fees expense of approximately $470,000, $449,000, $700,000 and $75,000
(unaudited) for the years ended June 30, 1994, 1995, 1996 and for the six months ended December 31, 1996, respectively, which are reflected in "Research and development" in the accompanying consolidated statements of operations. In order to maintain their rights under the License Agreements, the Company is required to pay future milestone payments as follows:

                   KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
          (A DEVELOPMENT STAGE CORPORATION AND WHOLLY-OWNED SUBSIDIARY
                             OF KOS HOLDINGS, INC.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

 YEAR ENDING JUNE 30,      AMOUNT
--------------------- --------------
1997 ................    $ 1,009,000
1998 ................       711,000
1999 ................       125,000
                       --------------
                         $ 1,845,000
                       ==============


   Additionally, upon FDA approval of certain products, the Company is obligated to pay up to $4,500,000 to a licensee.

   The Company has also entered into a letter of intent to form a joint venture agreement (the "Joint Venture") with a company related to the sale of a certain product using technology provided by that company. The Company paid $1,000,000 for the exclusive right to use the technology. Because of the uncertainties surrounding the use of the technology, as well as the lack of an existing technologically feasible product with commercial viability, such amount has been expensed and is included in "Research and development" in the accompanying 1996 consolidated statement of operations. Within 30 days following the filing of a NDA to the FDA for a certain product developed by the Joint Venture, or in the event management determines such NDA filing to be infeasible, any party to the Joint Venture investing in excess of the other party shall be entitled to consideration and a transfer to it from the Joint Venture of an amount not to exceed $1,250,000.


 SPONSORED RESEARCH


   The Company has research agreements with two universities and a research center. The Company is primarily responsible for funding the projects, and the university or research center is responsible for providing personnel, equipment and facilities to conduct the research activities. The aggregate commitment at June 30, 1996 for future payments under these agreements is approximately $200,000 for fiscal year 1997. Expenses recorded under these agreements totaled approximately $249,000, $379,000, $373,000 and $162,000
(unaudited) during the years ended June 30, 1994, 1995 and 1996, and for the six months ended December 31, 1996, respectively, and are reflected in "Research and development" in the accompanying consolidated statements of operations.


 DEVELOPMENT AGREEMENTS


   The Company entered into development agreements with various third parties during 1996. As dictated by these development agreements, the Company is responsible for funding all required development activities. The aggregate commitment at June 30, 1996 for future payments under these agreements is approximately $724,000 and $200,000 for fiscal years 1997 and 1998, respectively. Expense recorded under these agreements totaled approximately $665,000 and $496,000 (unaudited) during the year ended June 30, 1996, and for the six months ended December 31, 1996, respectively, and are reflected in "Research and development" in the accompanying consolidated statements of operations.


 401(K) PLAN

   The Company's Internal Revenue Code Section 401(k) Plan, known as the Kos Savings Plan, became effective on January 1, 1994. Each employee who has completed at least one year of service with the Company and has attained age 21 is eligible to make pre-tax elective deferral contributions each year not exceeding the greater of a specified statutory amount or 15 percent of the employee's compensation for the year. An employee is always 100 percent vested in the employee's elective deferral contributions. The Company makes no contributions under this plan.

                   KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
          (A DEVELOPMENT STAGE CORPORATION AND WHOLLY-OWNED SUBSIDIARY
                             OF KOS HOLDINGS, INC.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. STOCK OPTION PLAN

   During 1996, the Board of Directors of the Company adopted the Kos Pharmaceuticals, Inc. 1996 Stock Option Plan (the "Plan"). As of June 30, 1996, a maximum aggregate total of 4,000,000 shares of Common Stock may be subject to stock options granted or to be granted under the Plan. All directors, officers, employees and certain related parties of the Company designated by the Board are eligible to receive options under the Plan. The Plan is administered by a Committee appointed by the Board of Directors of the Company.

   Each outside director of the Company will be granted an option to purchase 5,000 shares of common stock and automatically will receive an option to purchase an additional 3,000 shares effective on each director's anniversary date. The exercise price of such options will be the fair market value on the later of (a) the date of an initial public offering or December 31, 1996, or
(b) the date the option is granted. As of June 30, 1996, one director had been granted an option to purchase 5,000 shares at an established exercise price of $7.00 per share, which is the estimated fair market value the Board of Directors had attributed to the common stock, as determined by an appraiser.

   The maximum term of any option is ten years from the date of grant. All options expire within 30 days of termination of employment.

   The Company has granted options to purchase an aggregate of 2,158,000 shares to employees, consultants, management and directors, including options granted prior to the issuance of the Plan, as follows:

 OPTIONS GRANTED    DATE OF GRANT     DATE OF EXPIRATION   EXERCISE PRICE
---------------- ----------------- -------------------  ---------------
     750,000      August 1988(a)     June 2006                  $0.60
     35,000       January 1989(a)    July 2001                   1.90
     75,000       February 1990(a)   June 2006                   0.90
     275,000      December 1992      December 2002               0.75
     50,000       July 1994          July 2003                   3.33
     973,000      June 1996          June 2006                   7.00

-----------------------------------------------------------------------------


(a) During June 1996, the Company modified the terms of the original options granted to an officer and two outside consultants. Included in the accompanying consolidated statements of operations is $5,436,000 recorded as compensation recognized as a result of this modification to the existing option grants. For purposes of determining the values of the options, the Company believes that the Common Stock had a value of $7.00 per share on June 30, 1996, which is the estimated fair market value the Board of Directors had attributed to the Common Stock on June 20, 1996, as determined by an appraiser. For the 110,000 options issued to the two outside consultants, the Company further considered the provisions of SFAS No. 123 using the Black Shoales method and an expected volitility rate of 57.6%, a risk-free interest rate of 6.11%, expected dividends of $0 and an expected term of 4 years to approximate the charge to compensation expense.


   Exercise prices of options granted were at their estimated fair market value as of the date of grant. No options outstanding under the Plan had been exercised as of June 30, 1996.

7. SUBSEQUENT EVENTS


   The Company has filed a Registration Statement with the Securities and Exchange Commission relating to an initial public offering of its common stock. The Company will utilize the net proceeds of the offering to primarily fund research and development programs, the initial recruitment of sales force for the anticipated commercial launch of NIASPAN, repayment of the short-term bridge loan, and other general corporate purposes.

   On July 1, 1996, the Company executed a promissory note (the "Note") in favor of Investments in the aggregate principal amount of up to $15.0 million, the proceeds of which will be used to fund the

                   KOS PHARMACEUTICALS, INC. AND SUBSIDIARY
          (A DEVELOPMENT STAGE CORPORATION AND WHOLLY-OWNED SUBSIDIARY
                             OF KOS HOLDINGS, INC.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. SUBSEQUENT EVENTS--(CONTINUED)


Company's operations until the consummation of this offering. Under the terms of the Note, interest accrues on the outstanding principal amount at First Union National Bank of Florida's prime rate commencing July 1, 1996, escalating to a rate of 1% over such prime rate during calendar year 1997, 2% over such prime rate during calendar year 1998, and 3% over such prime rate during calendar year 1999 until maturity. Principal and interest under the
Note is due on June 30, 1999, however, the Company may repay the Note in whole or in part prior to such date. From time to time, at Investments' option, principal and interest outstanding under the Note may be converted into Common Stock at a conversion price per share equal to the initial public offering price per share. As of February 7, 1997, the Company had borrowed $11,355,000 under this Note. Assuming the issuance only of sufficient shares to repay the indebtedness outstanding as of December 31, 1996, supplementary pro forma net loss per share of Common Stock would be $(0.67) for the six month period ended December 31, 1996.


8. RELATED PARTY TRANSACTION

   During 1995 the Company acquired certain property including used computers, laboratory equipment, laboratory supplies and certain other office equipment and furnishings from the Institute of Molecular Biology, Inc. ("IMB"), a company controlled by Investments. In the aggregate, such purchases totaled approximately $83,500. Until June 1996, Daniel M. Bell, the Company's President and Chief Executive Officer, also served as the Chairman of the Board of Directors and Chief Executive Officer of IMB.

   No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if give or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters or by any other person. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy a security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.
-----------------------------------------------------------------------------

                              TABLE OF CONTENTS

                                                 PAGE
                                              ---------
Prospectus Summary .........................       3
Risk Factors ...............................       6
The Company ................................      15
Use of Proceeds ............................      15
Dividend Policy ............................      15
Capitalization .............................      16
Dilution ...................................      17
Selected Consolidated Financial Data  ......      18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations ...............................      19
Business ...................................      22
Management .................................      39
Certain Transactions .......................      46
Principal Shareholders .....................      47
Description of Capital Stock ...............      48
Shares Eligible for Future Sale ............      50
Underwriting ...............................      51
Legal Matters ..............................      52
Experts ....................................      52
Index to Financial Statements ..............     F-1

-----------------------------------------------------------------------------

   Until      , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the shares of Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.


                               3,500,000 Shares


                          KOS PHARMACEUTICALS, INC.

                                 Common Stock
-----------------------------------------------------------------------------

                                  PROSPECTUS
-----------------------------------------------------------------------------
                               COWEN & COMPANY
                           DILLON, READ & CO. INC.
                             SALOMON BROTHERS INC

                                        , 1997

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following sets forth expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities being registered and payable by the Company. All amounts are estimated except for the SEC registration fee and the NASD filing fee.

 SEC REGISTRATION FEE ..............  $ 18,296
NASD filing fee ...................      6,538
Nasdaq fees .......................     51,250
Transfer agent and registrar fees       10,000
Legal fees and expenses ...........    200,000
Accounting fees and expenses  .....    100,000
Blue Sky fees and expenses ........      5,000
Printing and engraving expenses  ..    100,000
Miscellaneous .....................    108,916
  Total ...........................   $600,000
                                     ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Florida Business Corporation Act ("FBCA") and the Company's Articles of Incorporation provide that in certain cases, each officer and director of the Company shall be indemnified by the Company against certain costs, expenses and liabilities which he or she may incur in his or her capacity as such. The Company also intends to purchase directors' and officers' liability insurance consistent with the provisions of the Florida Business Corporation Act to protect directors and officers from liabilities against various laws, including the Securities Act of 1933.


   The Company's Articles of Incorporation provide:

      To the fullest extent permitted by the Florida Business Corporation Act, the Corporation shall indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person (a) is or was a director of the Corporation; (b) is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise (collectively, a "Business Entity"); (c) is or was an officer of the Corporation, provided that such person is or was at the time a director of the Corporation; or (d) is or was serving at the request of the Corporation as an officer of another Business Entity, provided that such person is or was at the time a director of the Corporation or a director of such other Business Entity, serving at the request of the Corporation. Unless otherwise expressly prohibited by the Florida Business Corporation Act, and except as otherwise provided in the previous sentence, the Board of Directors shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person is or was an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as an officer, employee or agent of another Business Entity. No person falling within the purview of this paragraph may apply for indemnification or advancement of expenses to any court of competent jurisdiction.


Section 607.0850 of the FBCA, "Indemnification of officers, directors, employees and agents," provides:

   (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

   (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

   (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

   (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection
(1) or subsection (2). Such determination shall be made:

     (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

     (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

     (c) By independent legal counsel;

       1. Selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

       2. If a quorum of the directors cannot be obtained for paragraph (1) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

     (d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

   (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

   (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

   (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

     (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

     (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

     (c) In the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or

     (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

   (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

   (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

     (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

     (b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

     (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

   (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

   (11) For purposes of this section;

     (a) The term "other enterprises" includes employee benefit plans;

     (b) The term "expenses" includes counsel fees, including those for appeal;

     (c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

     (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

     (e) The term "agent" includes a volunteer;

     (f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

     (g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

   (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   Within the last three years, the Company issued the following securities without registration under the Securities Act:


   On June 30, 1996, the Company issued 10,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), to Kos Holdings, Inc. ("Holdings") in exchange for all of the assets and all of the liabilities of Holdings. Such assets had a book value of $2,280,819 and such liabilities amounted to $366,670 on such date. In June 1996, the Company granted options to purchase an aggregate of 1,833,000 shares of Common Stock under the Company's 1996 Stock Option Plan. Effective July 1, 1996, the Company issued the Convertible Note to Kos Investments. The shares of Common Stock issued to Holdings, such options and the Convertible Note were issued in reliance on the exemption from registration provided in Section 4(2) of the Securities Act of 1933, as amended.

   No underwriter was engaged in connection with the foregoing sales of securities. The sale of Common Stock, the issuances of options to employees and consultants and the Convertible Note have been made in reliance upon the exemption from the registration requirements afforded by Section 4(2) of the Securities Act of 1933, as amended, as transactions not involving any public offering. The Company has reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning the operations and financial condition of the Company, and all of those individuals acquired the securities for investment and not with a view to the distribution thereof.

ITEM 16. EXHIBITS

EXHIBIT NUMBER                                                DESCRIPTION
---------------------------------------------------------------------------------------------------------------
 1.1              Form of Underwriting Agreement among the Company, Cowen & Company, Dillon, Read & Co. Inc., and
                  Salomon Brothers Inc, as Representatives of the several Underwriters.

 3.1*             Articles of Incorporation of the Company

 3.2*             Bylaws of the Company

 4.1*             See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws of the Company
                  defining the rights of holders of Common Stock of the Company

 4.2**            Form of Common Stock certificate of the Company

5**               Opinion of Holland & Knight LLP

10.1*             Employment Agreement dated as of July 1, 1996, between Daniel M. Bell and the Company

10.2*             Nonqualified Stock Option Agreement by and between the Company and Daniel M. Bell dated as of June
                  20, 1996

10.3*             Employment Agreement dated as of June 15, 1996, between David Bova and the Company

10.4*             Kos Pharmaceuticals, Inc. 1996 Stock Option Plan

10.5*/plus/       Development Agreement by and between the Company and Fuisz Technologies Ltd.

10.6              Promissory Note in favor of Kos Investments

10.7              Registration Rights Agreement dated as of June 30, 1996 by and between the Company, Kos Holdings,
                  Inc. and Kos Investments, Inc.

10.8*             Oakwood Business Center Lease, dated May 2, 1991, between STS Buildings Associates, L.P. and the
                  Company.

10.9*             Oakwood Business Center Lease, dated May 15, 1990, between STS Buildings Associates, L.P. and the
                  Company.

10.10*            Oakwood Business Center Lease, dated January 7, 1993, between STS Buildings Associates, L.P. and the Company.

10.11*            Modification and Extension Agreement, dated June 6, 1996, between STS Buildings Associates, L.P.
                  and the Company.

10.12*            Assignment and Second Modification of Lease Agreement, dated June 30, 1996, by and between Oakwood
                  Business Center Limited Partnership and the Company.

10.13*            Assignment and Second Modification of Loan Agreement, dated June 30, 1996, by and between Oakwood
                  Business Center Limited Partnership and the Company.

10.14*            Assignment and Second Modification of Lease Agreement, dated June 30, 1996, by and between Oakwood
                  Business Center Limited Partnership and the Company.

10.15*            Lease between Center Realty, L.P. and the Company, dated May 1993.

10.16*            Third Modification of Lease Agreement, dated November 21, 1996, by and between Oakwood Business
                  Center Limited Partnership and the Company.

10.17*/plus/      Option/Licensing Agreement by and between the Company and Fuisz Technologies Ltd.

10.18*/plus/      Development Agreement by and between the Company and Fuisz Technologies Ltd.

10.19*/plus/      Option/Licensing Agreement by and between the Company and Fuisz Technologies Ltd.

10.20/plus/       License Agreement by and between the Company and Upsher-Smith Laboratories, Inc., dated February 7, 1997

21*               Subsidiaries of the Company

23.1**            Consent of Holland & Knight LLP (included in Exhibit 5 above)

                                      II-5

EXHIBIT NUMBER                                                DESCRIPTION
---------------------------------------------------------------------------------------------------------------

23.2              Consent of Arthur Andersen LLP

24*               Power of Attorney

27                Financial Data Schedule

99.1*             Consent of John Brademas

99.2*             Consent of Louis C. Lasagna

99.3*             Consent of Mark Novitch

99.4*             Consent of Frederick B. Whittemore

-----------------------------------------------------------------------------
*  Previously filed.

** To be filed by amendment.

/plus/ Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.


ITEM 17. UNDERTAKINGS

   (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (b) The undersigned registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

   (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, Florida on February 10, 1997.

                                          KOS PHARMACEUTICALS, INC.

                                          By: /s/ DANIEL M. BELL
                                              ---------------------------------
                                                  Daniel M. Bell
                                                  President and Chief
                                                  Executive Officer


   Pursuant to the requirements of the Securities Act of 1993, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                         TITLE                          DATE
----------------------------------------------------------------------------------
/s/ DANIEL M. BELL      President, Chief Executive Officer      February 10, 1997
------------------        and Director
 Daniel M. Bell           (Principal Executive Officer)

*                       Chairman of the                         February 10, 1997
------------------        Board of Directors
 Michael Jaharis

*                       Controller                              February 10, 1997
------------------        (Principal Accounting Officer
 Juan F. Rodriguez        and Principal Financial Officer)

*                       Vice Chairman of the                    February 10, 1997
------------------        Board of Directors
 Robert E. Baldini

*                       Director                                February 10, 1997
------------------
 Steven Jaharis

-----------------------------------------------------------------------------

 *BY: /S/ DANIEL M. BELL           FEBRUARY 10, 1997
------------------------
     Daniel M. Bell
     Attorney-in-fact

                              INDEX TO EXHIBITS


     EXHIBIT
      NUMBER                                                DESCRIPTION
---------------------------------------------------------------------------------------------------------------

 1.1              Form of Underwriting Agreement among the Company, Cowen & Company, Dillon, Read & Co. Inc., and
                  Salomon Brothers Inc, as Representatives of the several Underwriters.

 3.1*             Articles of Incorporation of the Company

 3.2*             Bylaws of the Company

 4.1*             See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws of the Company
                  defining the rights of holders of Common Stock of the Company

 4.2**            Form of Common Stock certificate of the Company

5**               Opinion of Holland & Knight LLP

10.1*             Employment Agreement dated as of July 1, 1996, between Daniel M. Bell and the Company

10.2*             Nonqualified Stock Option Agreement by and between the Company and Daniel M. Bell dated as of June
                  20, 1996

10.3*             Employment Agreement dated as of June 15, 1996, between David Bova and the Company

10.4*             Kos Pharmaceuticals, Inc. 1996 Stock Option Plan

10.5*/plus/       Development Agreement by and between the Company and Fuisz Technologies Ltd.

10.6              Promissory Note in favor of Kos Investments

10.7              Registration Rights Agreement dated as of June 30, 1996 by and between the Company, Kos Holdings,
                  Inc. and Kos Investments, Inc.

10.8*             Oakwood Business Center Lease, dated May 2, 1991, between STS Buildings Associates, L.P. and the
                  Company.

10.9*             Oakwood Business Center Lease, dated May 15, 1990, between STS Buildings Associates, L.P. and the
                  Company.

10.10*            Oakwood Business Center Lease, dated January 7, 1993, between STS Buildings Associates, L.P. and the Company.

10.11*            Modification and Extension Agreement, dated June 6, 1996, between STS Buildings Associates, L.P.
                  and the Company.

10.12*            Assignment and Second Modification of Lease Agreement, dated June 30, 1996, by and between Oakwood
                  Business Center Limited Partnership and the Company.

10.13*            Assignment and Second Modification of Loan Agreement, dated June 30, 1996, by and between Oakwood
                  Business Center Limited Partnership and the Company.

10.14*            Assignment and Second Modification of Lease Agreement, dated June 30, 1996, by and between Oakwood
                  Business Center Limited Partnership and the Company.

10.15*            Lease between Center Realty, L.P. and the Company, dated May 1993.

10.16*            Third Modification of Lease Agreement, dated November 21, 1996, by and between Oakwood Business
                  Center Limited Partnership and the Company.

10.17*/plus/      Option/Licensing Agreement by and between the Company and Fuisz Technologies Ltd.

10.18*/plus/      Development Agreement by and between the Company and Fuisz Technologies Ltd.

     EXHIBIT
      NUMBER                                                DESCRIPTION
---------------------------------------------------------------------------------------------------------------

10.19*/plus/      Option/Licensing Agreement by and between the Company and Fuisz Technologies Ltd.

10.20/plus/       License Agreement by and between the Company and Upsher-Smith Laboratories, Inc., dated February 7, 1997

21*               Subsidiaries of the Company

23.1**            Consent of Holland & Knight LLP (included in Exhibit 5 above)

23.2              Consent of Arthur Andersen LLP

24*               Power of Attorney

27                Financial Data Schedule

99.1*             Consent of John Brademas

99.2*             Consent of Louis C. Lasagna

99.3*             Consent of Mark Novitch

99.4*             Consent of Frederick B. Whittemore

-----------------------------------------------------------------------------

*  Previously filed.

** To be filed by amendment.

/plus/ Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.